UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Metalico, Inc.

(Name of Registrant as Specified In Its Charter)
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186 North Avenue East
Cranford, New Jersey 07016

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Metalico, Inc. The meeting will be held at the Hilton Newark Airport Hotel, Newark, New Jersey, at 9:30 a.m. local time, on Tuesday, June 24, 2008.

The Notice of Meeting and the Proxy Statement on the following pages cover the formal business of the meeting, which includes four items to be voted on by the stockholders. At the Annual Meeting, I will also report on Metalico’s current operations and will be available to respond to questions from stockholders.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet or by signing, dating, and returning the enclosed proxy card in the accompanying reply envelope even if you plan to attend the meeting.

I hope you will join us.

Sincerely,

Carlos E. Agüero
President and Chief Executive Officer

If you have any questions or require any assistance in voting your shares, please call:

The Altman Group
1200 Wall Street West, 3rd Floor, Lyndhurst, NJ 07071
(800) 581-5375
Banks and Brokers Call Collect: (201) 806-7300

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held June 24, 2008
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 APPROVAL OF AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION
PROPOSAL 3 SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
PROPOSAL 4 APPROVAL OF THE ISSUANCE OF SHARES OF THE COMPANY’S COMMON STOCK IN CERTAIN EVENTS UNDER THE NOTES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
DIRECTOR COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR 2009
SOLICITATION OF PROXIES
COPIES OF ANNUAL REPORTS ON FORM 10-K

METALICO, INC.
186 North Avenue East
Cranford, New Jersey 07016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 24, 2008

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Metalico, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, June 24, 2008, at 9:30 a.m. local time at the Hilton Newark Airport Hotel, Newark, New Jersey, for the following purposes:

1. To elect six Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected;

2. To amend and restate in full the Company’s Third Amended and Restated Certificate of Incorporation to (i) eliminate references to a prior series of preferred stock, all of which has been converted to common stock, (ii) permit the issuance of up to 10,000,000 shares of preferred stock, all of which will be designated “blank check” preferred stock, (iii) increase the total number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares, and (iv) restate and integrate into a single instrument all of the provisions of our Certificate of Incorporation as so amended;

3. To ratify the appointment of McGladrey & Pullen, LLP by our Audit Committee as the Company’s independent auditors for the fiscal year ending December 31, 2008;

4. To consider and act upon a proposal to approve and ratify, for purposes of Sections 712 and 713 of the Company Guide of the American Stock Exchange (“AMEX”), the issuance of shares of the Company’s common stock in certain events described in this Proxy Statement under the terms of the Company’s Senior Unsecured Convertible Notes issued in the Company’s private placement completed in May 2008; and

5. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Only stockholders of record at the close of business on May 8, 2008, are entitled to vote at the Annual Meeting. It is important that your shares be represented and voted at the Annual Meeting. All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to submit your proxy via the Internet or by signing, dating, and returning the enclosed proxy card in the accompanying reply envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Arnold S. Graber
Executive Vice President, General Counsel and
Secretary

Cranford, New Jersey
May 15, 2008

If you have any questions or require any assistance in executing your written consent, please call:

The Altman Group
1200 Wall Street West, 3rd Floor, Lyndhurst, NJ 07071
(800) 581-5375
Banks and Brokers Call Collect: (201) 806-7300

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE (OR USE INTERNET OR TELEPHONE VOTING PROCEDURES, IF AVAILABLE THROUGH YOUR BROKER). IF YOU ATTEND THE ANNUAL MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON.

METALICO, INC.
186 North Avenue East
Cranford, New Jersey 07016

ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 24, 2008

PROXY STATEMENT

This Proxy Statement is furnished to holders of common stock, $.001 par value per share, of Metalico, Inc., a Delaware corporation (the “Company,” “we,” and “our”), in connection with the solicitation of proxies by our Board of Directors for use at our 2008 Annual Meeting of Stockholders to be held at the Hilton Newark Airport Hotel, Newark, New Jersey, at 9:30 a.m. local time, on Tuesday, June 24, 2008, and at any postponement or adjournment thereof.

This Proxy Statement and the accompanying proxy form are first being mailed to our stockholders on or about May 15, 2008.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the attached Notice of Meeting and described in detail in this Proxy Statement, which are (i) the election of Directors, (ii) the approval of the amendment and restatement of our Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), (iii) the ratification of our Audit Committee’s appointment of independent accountants and (iv) the approval, for purposes of Sections 712 and 713 of the Company Guide of the American Stock Exchange (“AMEX”), the issuance of shares of the Company’s common stock in certain events described in this Proxy Statement under the terms of the Company’s Senior Unsecured Convertible Notes (the “Notes) issued in the Company’s private placement completed in May 2008 (the “AMEX Approval Proposal”). In addition, management will respond to questions from stockholders.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on May 8, 2008 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

What voting rights will stockholders have?

Holders of our common stock are entitled to one vote per share with respect to each of the matters to be presented at the Annual Meeting. At this time we have no shares of preferred stock outstanding.

How many votes will be required for approval?

Votes may be cast in favor of the election of each Director nominee or withheld for any or all of the nominees. The affirmative vote of a majority of the votes cast at the Annual Meeting, provided a quorum is present, will be required for the election of each Director, the ratification of our Audit Committee’s appointment of McGladrey & Pullen, LLP as our independent accountants and the AMEX Approval Proposal. The affirmative vote of a majority of the shares of common stock outstanding will be required for approval of the amendment and restatement of our Certificate of Incorporation. Abstentions, but not broker non-votes, are treated as shares present and entitled to vote, and will be counted as a “no” vote on all matters. Broker non-votes are treated as not entitled to vote, and so reduce the absolute number, but not the percentage, of votes needed for approval of a matter and will have no effect on the outcome of the election of directors, the ratification of McGladrey & Pullen, LLP or the AMEX Approval Proposal. However, broker non-votes will have the effect of a vote “against” the proposal to amend and restate the Company’s Third Amended and Restated Certificate of Incorporation since that proposal requires the affirmative vote of at least of a majority of the Company’s outstanding voting securities.

How many shares of stock are outstanding and entitled to vote at the Annual Meeting?

As of the record date for the Annual Meeting, May 8, 2008, we had 35,935,605 shares of common stock outstanding and entitled to be voted. We have no other classes of stock issued or outstanding.

What constitutes a quorum?

Our Bylaws provide that the presence, in person or by proxy, at our Annual Meeting of the holders of a majority of the outstanding shares of our common stock entitled to vote will constitute a quorum.

For the purpose of determining the presence of a quorum, proxies marked “withhold authority” or “abstain” will be counted as present. Shares represented by proxies that include so-called broker non-votes also will be counted as shares present for purposes of establishing a quorum.

What are the Board’s recommendations?

Unless you give other instructions on your proxy form, the persons named as proxy holders on the proxy form will vote in accordance with the recommendations of our Board of Directors. The recommendations of our Board of Directors are set forth together with the description of each Proposal in this Proxy Statement. In summary, our Board of Directors recommends a vote:

•	“FOR” election of the Directors named in this Proxy Statement as described in Proposal 1;

•	“FOR” adoption of the amended and restated Certificate of Incorporation as described in Proposal 2;

•	“FOR” ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for 2008 as described in Proposal 3; and

•	“FOR” approval of the AMEX Approval Proposal as described in Proposal 4.

How are votes counted?

In the election of Directors, you may vote “FOR” each nominee or your vote may be “WITHHELD” with respect to each nominee. For the approval of the amendment and restatement of our Certificate of Incorporation, the ratification of McGladrey & Pullen, LLP, and the AMEX Approval Proposal, you may: (a) vote for the matter, (b) vote against the matter, or (c) abstain from voting on the matter. The results of votes cast by proxy are tabulated and certified by our transfer agent, Corporate Stock Transfer, Inc. Then, votes cast by proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as an election inspector for the Annual Meeting. The election inspector will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum — that is, a majority of the holders of the outstanding shares entitled to vote. Abstentions, however, will constitute a vote against all matters.

How do I vote?

You can vote any one of three ways:

(i) electronically via the Internet according to the instructions set forth on the proxy card you received with this Proxy Statement,

(ii) by completing, signing and dating the proxy card you received with this Proxy Statement and returning it in the envelope provided, or

(iii) by attending the Annual Meeting and voting in person if you are a stockholder of record.

If you are a beneficial owner of your shares, you may also use telephone or internet voting procedures if your broker provides them. If you vote by telephone or via the Internet, please have your proxy and/or voting instruction card available. The control number appearing on your card is necessary to process your vote. A telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the card by mail. If you are a beneficial owner of your shares and you wish to vote in person, then you must bring to the Annual Meeting a copy of a brokerage statement reflecting your stock ownership as of May 8, 2008. Regardless of how you own your shares, you must also bring appropriate positive identification in order to vote at the Annual Meeting.

How will my proxy be voted?

If your proxy in the accompanying form is properly executed, returned to and received by us prior to the meeting and is not revoked, or validly voted via the Internet or through a broker’s telephone procedures, it will be voted at the Annual Meeting and at any postponement or adjournment thereof in accordance with your instructions. If you return your signed proxy but do not mark the boxes to show how you wish to vote on one or more of the proposals, the shares for which you have given your proxy will, in the absence of your instructions, be voted “FOR” all proposals described in this Proxy Statement and, as to any other matters properly brought before the Annual Meeting or any postponement or adjournment thereof, in the sole discretion of the proxies in accordance with the directions indicated on the proxy form.

A stockholder who returns a proxy form may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our corporate Secretary, (ii) properly submitting to us a duly executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of proxies should be addressed as follows: Metalico, Inc., 186 North Avenue East, Cranford, New Jersey 07016, Attention: Secretary.

What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

Those terms refer to the following. You are a:

“Stockholder of record” if your shares are registered directly in your name with our transfer agent, Corporate Stock Transfer, Inc. You are considered, with respect to those shares, to be the stockholder of record, and these proxy materials have been sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy to us or to vote in person at the Annual Meeting. We have enclosed a proxy form for you to use.

“Beneficial owner” if your shares are held in a stock brokerage account, including an Individual Retirement Account, or by a bank or other nominee. You are considered to be the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares (your broker or nominee has enclosed a voting instruction card for you to use) and you are invited to attend the Annual Meeting.

What are “broker non-votes”?

If you are a beneficial owner and you do not provide the stockholder of record with voting instructions for a particular proposal, your shares may constitute “broker non-votes” with respect to that proposal. “Broker non-votes” are shares held by a broker or nominee with respect to which the broker or nominee does not have discretionary power to vote on a particular proposal or with respect to which instructions were never received from the beneficial owner. Shares which constitute broker non-votes with respect to a particular proposal will not be considered present and entitled to vote on that proposal at the Annual Meeting, even though the same shares will be considered present for quorum purposes and may be entitled to vote on other proposals.

What happens if additional matters (other than the proposals described in this Proxy Statement) are presented at the Annual Meeting?

The Board is not aware of any additional matters to be presented for a vote at the Annual Meeting. However, if any additional matters are properly presented at the Annual Meeting, your signed proxy form gives authority to the proxies designated for the Annual Meeting to vote on those matters in their discretion.

Who pays for the cost of soliciting proxies?

This solicitation of proxies is made by the Company and the Company will bear the cost. Proxies will be solicited principally through the use of the mail, but Directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation.

Copies of soliciting materials will be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of common stock for whom they hold shares, and the Company will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

The Company has also retained The Altman Group, Inc. to assist it in the solicitation of proxies. The Altman Group, Inc. will solicit proxies on behalf of the Company from individuals, brokers, bank nominees and other institutional holders in the same manner described above. The Altman Group, Inc. will receive a fee of $5,500, plus expenses, for its services to the Company for the solicitation of the proxies. The Company has also agreed to indemnify The Altman Group, Inc. against certain claims.

Will I have dissenters’ rights of appraisal in connection with any of the matters to be voted at the meeting?

Holders of our common stock will not have any dissenters’ rights of appraisal in connection with any of the matters to be voted on at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Third Amended and Restated Certificate of Incorporation provides that the Company’s Board will consist of not more than seven Directors. The Company’s Bylaws state that the exact number of Directors will be determined from time to time by resolution adopted by the affirmative vote of a majority of the Directors then in office. The authorized number of Directors of the Company is currently set at seven. Each Director will be elected to serve until his term has expired and until his successor has been duly elected and qualified. The Third Amended and Restated Certificate of Incorporation and the Bylaws provide for a single class constituting the entire Board of Directors, to be elected at the Annual Meeting except in cases of vacancies between Annual Meetings. All of the Directors were previously elected to their present terms of office by stockholders of the Company. At the 2008 Annual Meeting of Stockholders, six Directors are to be re-elected for a term expiring at the next Annual Meeting or until election and qualification of their successors. One position on the Board is expected to remain vacant at this time and the Board has no current plans to fill this vacancy. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The accompanying proxy solicited by the Board of Directors will be voted for the election of the nominees named below for a term expiring at the 2008 Annual Meeting of Stockholders, unless the proxy form is marked to withhold authority to vote for such nominees. All nominees are at present members of the Company’s Board of Directors.

The nominees for election to the Board of Directors at the 2008 Annual Meeting of Stockholders are set forth below. If any of the nominees should become unavailable for election to the Board of Directors, the proxy holders or their substitutes will be entitled to vote for a substitute to be designated by the Board of Directors. Alternatively, the Board of Directors may reduce the number of Directors. The Board of Directors has no reason to believe that it will be necessary to designate a substitute nominee or reduce the number of Directors.

Carlos E. Agüero, age 55, founded the Company in August 1997 and has served as its Chairman of the Board, President and Chief Executive Officer since that time. From 1990 to 1996, he held the positions of President, Chief Executive Officer and a director of Continental Waste Industries, which he founded in 1990 and helped guide through more than thirty acquisitions and mergers. Continental commenced trading on the NASDAQ National Market in 1993 and was acquired by Republic Industries in 1996. Mr. Agüero is also the chairman of Beacon Energy Corp. (“Beacon”), a privately held corporation organized to produce and market biodiesel within the larger biofuels sector and to invest in other biodiesel producers. The Company currently owns 47% of the outstanding common stock of Beacon.

Michael J. Drury, age 51, has been an Executive Vice President since our founding in August 1997 and a Director since September 1997. He served as our Secretary from March 2000 to July 2004. From 1990 to 1997, Mr. Drury was Senior Vice President, Chief Financial Officer and a director of Continental Waste Industries. He has a degree in accounting and is experienced in acquisition development, investor relations, operations and debt management.

Earl B. Cornette, age 82, has been a Director since September 1997. Since 1995, Mr. Cornette has been President of EBC Consulting, Inc., a consulting firm in the lead and environmental industries based in Palm Harbor, Florida. From 1990 to 1995, Mr. Cornette was Chairman of the board of directors of Schuylkill Holdings Corporation, a secondary lead smelter. From 1989 to 1997, Mr. Cornette was Chairman of the Association of Battery Recyclers, an organization composed of secondary lead smelting companies dedicated to sound recycling practices and good environmental controls. From 1995 to 1997, Mr. Cornette was also a consultant to ENTACT, Inc., a firm that specializes in environmental cleanups, especially lead related. He is a member of the Board’s Compensation Committee.

Bret R. Maxwell, age 49, has been a Director since September 1997. He has been the managing general partner of MK Capital LP, a venture capital firm specializing in investments in technology and outsourcing companies, since its formation in 2002. Beginning in 1982, Mr. Maxwell was employed by First Analysis Corporation, where he founded the venture capital practice in 1985 and was later co-chief executive officer. Mr. Maxwell was initially designated a Director by, collectively, five investment funds managed by Mr. Maxwell, First Analysis Corporation, and others that held a portion of the Company’s former preferred stock (since converted to common) pursuant to our Third Amended and Restated Certificate of Incorporation and to our former Stockholders’ Agreement. He is the managing general partner of three of the funds and a general partner of the other two. Mr. Maxwell chairs the Board’s Compensation Committee and also serves on the Audit Committee.

Walter H. Barandiaran, age 55, has been a Director since June 2001. He is a founder and a managing partner of The Argentum Group, a New York-based private equity firm founded in 1987 that serves as a general partner of several investment funds focusing in the healthcare services, information technology, industrial sector, and outsource businesses. Mr. Barandiaran also serves as the chairman of HorizonWimba, Inc., a software platform for virtual classrooms and collaboration tools, since 2002; and as the chairman of AFS Technologies, Inc., a provider of ERP software to the food industry, since 2003. Mr. Barandiaran was also the chief executive officer of HorizonWimba, Inc. from 2002 until 2004. He additionally serves on the boards of directors of several privately held corporations in which The Argentum Group or its affiliates have invested. Mr. Barandiaran was initially designated as a Director by, collectively, two investment funds (Argentum Capital Partners, L.P., and Argentum Capital Partners II, L.P.) that held a portion of the Company’s former preferred stock (since converted to common) pursuant to our Third Amended and Restated Certificate of Incorporation and to our former Stockholders’ Agreement. Mr. Barandiaran is a member of the Board’s Audit and Compensation Committee

Paul A. Garrett, age 61, has been a Director since March 2005. From 1991 to 1998 he was the chief executive officer of FCR, Inc., an environmental services company involved in the recycling of paper, plastic, aluminum, glass and metals. Upon FCR’s merger in 1998 into KTI, Inc., a solid waste disposal and recycling concern that operated waste-to-energy facilities and manufacturing facilities utilizing recycled materials, he was appointed vice chairman and a member of KTI’s Executive Committee. He held those positions until KTI was acquired by Casella Waste Systems, Inc., in 1999. For a period of ten years before his entry into the recycling industry Mr. Garrett was an audit partner with the former Arthur Andersen & Co. He also serves as a director of AFS Technologies, Inc., a provider of ERP software to the food industry, and Environmental Quality Management, Inc., an environmental remediation concern. He chairs the Board’s Audit Committee.

The Board of Directors has determined that each of the Directors other than Carlos E. Agüero and Michael J. Drury is “independent” under the applicable standards of the Securities and Exchange Commission and the American Stock Exchange.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION

Our Board of Directors has adopted, subject to stockholder approval, a Fourth Amended and Restated Certificate of Incorporation (the “Amended Certificate”) that, upon effectiveness, would (i) eliminate references to a prior series of preferred stock, all of which has been converted to common, (ii) permit the issuance of up to 10,000,000 shares of preferred stock, all of which will be designated as “blank check” preferred stock, (iii) increase the total number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares, and (iv) restate and integrate into a single instrument all of the provisions of our Certificate of Incorporation as so amended. The text of the proposed Amended Certificate is attached to this Proxy Statement as Appendix A. If the proposed Amended Certificate is approved by stockholders, it would become effective upon filing with the Secretary of State of the State of Delaware, which would occur promptly after the Annual Meeting.

Elimination of References to Prior Preferred Stock

Effective May 24, 2004, the Company amended and restated its then-effective Certificate of Incorporation to, among other things, terminate the then-existing series of preferred stock (the “Initial Preferred Stock”), provide specific revised terms for shares in a new series of preferred stock (the “Prior Preferred Stock”) for which all issued and outstanding shares of Initial Preferred Stock were exchanged, and restate and integrate into a single instrument all of the provisions of the Company’s Certificate of Incorporation as so amended. From time to time, shares of Prior

Preferred Stock were converted to shares of common. On May 14, 2007, all then-remaining outstanding Prior Preferred was converted to common stock.

Under the terms of the current Certificate of Incorporation, converted Prior Preferred stock is deemed cancelled and may not be reissued. Accordingly, the Board has determined that the references to terms and conditions of the Prior Preferred Stock no longer serve a purpose in the Company’s Certificate of Incorporation and should be removed to avoid future confusion.

Issuance of Preferred Stock

The current Certificate of Incorporation does not provide for the issuance of preferred stock other than the Prior Preferred described above. The proposed Amended Certificate authorizes the issuance of up to 10,000,000 shares of preferred stock (the “New Preferred Stock”).

The Board of Directors believes that the proposed authorization of New Preferred Stock is desirable to enhance the Company’s flexibility to issue shares in connection with one or more of the following:

•	Acquisitions;

•	Strategic investments;

•	Financing transactions, such as private or public offerings of convertible securities; and

•	Otherwise for corporate purposes that have not yet been identified.

The New Preferred Stock created in the proposed Amended Certificate, if approved, would be so-called “blank check” preferred stock, which means that the designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions, may be determined in the future by the Board of Directors without any further approval or action by the Company’s stockholders, which could save us the expense and delay of having to hold a special stockholders’ meeting when a specific need arises. Our Board of Directors will, subject to its fiduciary duties, determine the terms of any such issuance of the preferred stock.

It is not possible to determine the actual effect of the New Preferred Stock on the rights of the stockholders of the Company until the Board of Directors determines the rights of the holders of a series of New Preferred Stock. Such effects might include:

•	Restrictions on the payment of dividends to holders of common stock;

•	Dilution of voting power to the extent that holders of New Preferred Stock are given voting rights;

•	Dilution of equity interest and voting power if the New Preferred Stock is convertible into common stock; and

•	Restrictions upon any distribution of assets to the holders of common stock upon liquidation or dissolution, and restrictions upon the amounts of merger consideration payable to the holders of common stock upon a merger or acquisition of the Company, until the satisfaction of any liquidation preference granted to the holders of New Preferred Stock.

Furthermore, any particular issuance or series of New Preferred Stock could, depending on the terms, make it more difficult or discourage any attempt to obtain control of the Company by means of a merger, tender offer, proxy contest pr other means.

The blank check preferred stock allows our Board of Directors to exercise its discretion in establishing the terms of such blank check preferred stock. In the exercise of such discretion, our board may determine the voting rights, if any, of the series of blank check preferred stock being issued, which could include the right to vote separately or as a single class with our common stock and/or other series of serial preferred stock, to have more or less voting power per share than that possessed by our common stock or other series of serial preferred stock, and to vote on certain specified matters presented to our shareholders or on all of such matters or upon the occurrence of any specified event or condition. On our liquidation, dissolution or winding up, the holders of serial preferred stock may be entitled to receive preferential cash distributions fixed by our board when creating the particular series of preferred stock before the holders of our common stock are entitled to receive anything. Serial preferred stock authorized by our board could be redeemable or convertible into shares of any other class or series of our capital stock.

If the proposed Amended Certificate is adopted, the authorized shares of New Preferred Stock may be issued upon the approval of the Board of Directors at such times, in such amounts, and upon such terms as the Board of Directors may determine, without further approval of the stockholders unless such approval is expressly required by applicable law, regulatory agencies or the American Stock Exchange (or any other exchange or quotation service on which the Company’s common stock may then be listed). Further, the Company’s stockholders will have no preemptive rights to purchase additional shares. The Company’s stockholders do not currently have preemptive rights. We have no arrangements, agreements, or understandings in place at the present time for the issuance or use of the shares of preferred stock to be authorized by the proposed Amended Certificate.

Increase in Authorized Common Stock

Under the Company’s Third Amended and Restated Certificate of Incorporation as currently in effect, the Company is authorized to issue up to 50,000,000 shares of common stock. As of May 8, 2008, the Company had issued and outstanding 35,935,605 shares of common stock, 3,593,651 shares reserved for grants of options and warrants under our 1997 and 2006 Long-Term Incentive Plans, 1,174,231 shares of common stock reserved under outstanding warrants and 7,142,858 shares of common stock reserved under the Notes.

The Company’s Board of Directors believes that the increase in the authorized number of shares of common stock is important to provide enough available shares to be used in raising additional capital when needed for, among other needs, mergers and acquisitions and other possible financings. The contemplated increase in authorized shares of common stock will provide a sufficient reserve of the Company’s common stock for general corporate purposes and growth. The Board also believes that an increase in the total number of shares of authorized common stock will give the Company greater flexibility in responding quickly to advantageous business opportunities. The Company believes that it will continue to have access to attractive acquisition opportunities, some of which could be large acquisitions. If the Company were to close one or more large acquisitions, it would probably be necessary or advantageous for the Company to use stock as an acquisition currency or as a means of raising equity capital to reduce the debt incurred to fund the acquisitions. Such additional authorized shares of common stock would be available for issuance at the discretion of the Board of Directors for use in connection with possible acquisitions, joint ventures, stock dividends, stock splits, to take advantage of future opportunities for equity financing, and for other general corporate purposes without further approval of the stockholders unless such approval is expressly required by applicable law, regulatory agencies or the American Stock Exchange (or any other exchange or quotation service on which the Company’s common stock may then be listed).

The additional shares of common stock for which authorization is sought in this proposal would be part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently outstanding.

We have no arrangements, agreements, or understandings in place at the present time for the issuance or use of the additional shares of common stock to be authorized by the proposed Amended Certificate. The Board of Directors does not intend to issue any common stock or securities convertible into common stock except on terms that the Board of Directors deems to be in best interests of the Company and its stockholders.

Although an increase in the authorized shares of common stock could, under certain circumstances, have an anti-takeover effect, this proposal to adopt the Amended Certificate is not in response to any effort of which we are aware to accumulate our stock or obtain control of the Company. Nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION.

PROPOSAL 3

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The firm of McGladrey & Pullen, LLP (“M&P”) currently serves as our independent registered public accounting firm and has audited our financial statements for the years ended December 31, 2005, December 31, 2006, and December 31, 2007. M&P does not have and has not had any financial interest, direct or indirect, in the Company, and has not had any connection with the Company except in its professional capacity as our independent auditors. The Audit Committee has appointed M&P as the independent auditor to audit the Company’s financial statements for the year 2008. A representative of M&P will be invited to the Annual Meeting and will be provided with the opportunity to respond to appropriate questions. Although M&P has indicated that no statement will be made, an opportunity for a statement will be provided.

The ratification by our stockholders of the appointment of M&P is not required by law or by our Bylaws. Our Board of Directors and Audit Committee, consistent with the practice of many publicly held corporations, are nevertheless submitting this appointment for ratification by the stockholders. The affirmative vote of a majority of the votes cast is required for ratification. If this appointment is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its appointment of M&P. Even if the appointment is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Committee determines that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

The aggregate fees, including billed and estimated unbilled amounts applicable to the Company and its subsidiaries for the years ended December 31, 2007 and 2006, of the Company’s principal accounting firm, McGladrey & Pullen LLP and its affiliate RSM McGladrey, Inc., were approximately:

	2007	2006

Audit Fees	$753,655	$420,100
Audit Related Fees	26,850	146,400
Tax Fees	173,060	163,900
All Other	7,810	1,300

Audit Fees and Tax Fees comparability is generally affected by the SEC filings made or contemplated and the volume and materiality of the Company’s business acquisitions.

Audit Fees.  Consists of fees for professional services rendered for the audit of our financial statements, the audit of internal control over financial reporting beginning in 2007, assistance or review of SEC filings, proposed SEC filings and other statutory and regulatory filings, preparation of comfort letters and consents and review of the interim financial statements included in quarterly reports.

Audit-Related Fees.  Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees”, primarily related to consultations on financial accounting and reporting standards in 2007 and to an audit of a potential acquisition in 2006.

Tax Fees.  Consists of fees for professional services rendered related to tax compliance, tax advice or tax planning.

All Other Fees.  Consists of fees for all other professional services, not covered by the categories noted above.

Pursuant to the Company’s Audit Committee policies, all audit and permissible non-audit services provided by the independent auditors and their affiliates must be pre-approved. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of service. The independent auditor and management are required to periodically report to the Audit Committee of the Company regarding the extent of services provided by the independent auditor in accordance with this policy.

In considering the nature of the services provided by the independent registered public accountant, the Audit Committee of the Company determined that such services are compatible with the provision of independent audit services. The Audit Committee of the Company discussed these services with the independent registered public accountant and Company management to determine that they are permitted under the rules and regulations concerning auditors’ independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as rules of the American Institute of Certified Public Accountants.

THE AUDIT COMMITTEE RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF McGLADREY & PULLEN, LLP AS INDEPENDENT AUDITORS FOR THE COMPANY IN 2008.

PROPOSAL 4

APPROVAL OF THE ISSUANCE OF SHARES OF THE COMPANY’S COMMON STOCK IN
CERTAIN EVENTS UNDER THE NOTES

Background

On May 1, 2008, the Company completed a private placement of the Company’s Senior Unsecured Convertible Notes in the aggregate principal amount of $100 million (the “Notes”) and warrants to purchase an aggregate of 250,000 shares of the Company’s common stock (the “Warrants”) pursuant to the terms of a Securities Purchase Agreement (the “Securities Purchase Agreement”) dated as of April 23, 2008, as amended, among the Company and the purchasers named therein (the “Noteholders”). The Warrants have an exercise price of $14.00 per share. The Notes are convertible into shares of common stock, par value $0.001 (the “Note Shares”), of the Company at an initial conversion price of $14.00 per share. The Notes bear interest at 7% per annum, payable in cash, and mature in April 2028. In addition, the Notes contain (i) an optional repurchase right exercisable by the Noteholders on the sixth, eighth and twelfth anniversaries of the date of issuance of the Notes, whereby each Noteholder has the right to require the Company to redeem the Notes under certain circumstances, and (ii) an optional redemption right exercisable by the Company beginning on the third anniversary of the date of issuance of the Notes and ending on the day immediately prior to the sixth anniversary of the date of issuance of the Notes, whereby the Company has the option but not the obligation to redeem the Notes at a redemption price equal to 150% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest thereon, limited to 30% of the aggregate principal amount of the Notes as of the issuance date, and from and after the sixth anniversary of the date of issuance of the Notes, the Company has the option to redeem any or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest thereon. The Notes also contain (i) certain repurchase requirements upon a change of control, (ii) make-whole provisions upon a change of control, (iii) “weighted average” anti-dilution protection, subject to certain exceptions, (iv) an interest make-whole provision in the event that the Noteholders are forced to convert their Notes between the third and sixth anniversaries of the date of issuance of the Notes whereby the Noteholders would receive the present value (using a 3.5% discount rate) of the interest they would have earned if their Notes so converted had been outstanding from such forced conversion date through the sixth anniversary of the date of issuance of the Notes, and (v) a debt incurrence covenant which limits the ability of the Company to incur additional debt, under certain circumstances.

In addition, on April 30, 2008, the Company, through its Metalico Neville, Inc. subsidiary, entered into a definitive Asset Purchase Agreement for the acquisition (the “Acquisition”) of substantially all the assets, including real property, of Grand Avenue Incorporated, Assad Iron & Metals, Inc., Heidelberg Metals, Inc. (doing business as Neville Metals), Neville Recycling LLC, and Platt Properties LLC, an affiliated group of family-owned scrap metal recycling operations in Western Pennsylvania with a satellite yard in Colliers, West Virginia. The Acquisition closed May 1, 2008. All acquired real property located in Pennsylvania was purchased by another subsidiary, Metalico Neville Realty, Inc., and a parcel located in Colliers, West Virginia was purchased by another subsidiary, Metalico Colliers Realty, Inc.

The Company used approximately $69 million (plus $3.8 million for excess inventory) of the net proceeds of the private placement to finance the Acquisition and also issued an aggregate of 622,222 shares of its common stock to the sellers in the Acquisition.

Reason for Seeking Stockholder Approval

As an AMEX-listed company, the Company is subject to Sections 712 and 713 of the AMEX Company Guide (the “Company Guide”) which require stockholder approval for the issuance of additional shares of the Company’s common stock under certain circumstances. Section 712 of the Company Guide provides that an issuer is required to seek stockholder approval for the listing of additional shares that are to be issued as consideration for an acquisition of stock or assets of another company where the “present or potential issuance of common stock or securities convertible into common stock could result in an increase in outstanding common shares of 20% or more” (the “Acquisition Rule”). In addition, Section 713 of the Company Guide provides that an issuer is required to seek stockholder approval when “additional shares will be issued in a connection with a transaction involving the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into common stock) at a price less than the greater of book value or market value which . . . equals 20% or more of presently outstanding shares of common stock” (the “20% Rule”).

It is important to note that AMEX does not contend that we are in violation of any AMEX rules, including the Acquisition Rule or the 20% Rule, and has approved the listing of the shares underlying the Notes and the Warrants based upon the initial conversion price of Notes of $14.00 and the exercise price of the Warrants of $14.00. The reason for such AMEX approval is that the aggregate number of shares of common stock issuable under the Notes and the Warrants exceeds 20% of the Company’s outstanding shares of common stock, the $14.00 conversion price of the Notes and the $14.00 exercise price of the Warrants was greater than the book value or the market value of the common stock on the date the parties entered into the Securities Purchase Agreement. In addition, because the number of shares of common stock issuable upon that portion of the proceeds used from the private placement for the consideration paid in the Acquisition was less than 20% of the Company’s outstanding common stock, the Company has satisfied Section 712 of the Company Guide.

However, as set forth below, certain provisions of the Notes could cause (i) the conversion price of the Notes to be reduced to a price which is less than the book value or market value of the common stock on the date the parties entered into the Securities Purchase Agreement or (ii) the number of shares of common stock allocable to the Acquisition to be equal to or greater than 20% of the Company’s outstanding common stock. As a result, the terms of the Notes contain a prohibition on the Company’s ability to issue additional shares of its common stock if such events were to occur. In addition, the terms of the Securities Purchase Agreement require the Company to submit the provisions of the Notes referenced below to its stockholders for their approval and to use its best efforts to obtain such approval. In the event the Company fails to obtain such approval, it will be required to call at least two subsequent quarterly meetings of its stockholders and engage a proxy solicitor in order to obtain such approval. A copy of the form of the Note is attached hereto as Appendix B and the descriptions below are qualified in their entirety by reference the corresponding provisions in the Note. In connection with the private placement transaction, all of the Company’s executive officer and directors entered into agreements whereby they agreed to vote all of the shares beneficially owned by them or whereby they have the power to vote such shares, representing approximately 34% of the Company’s outstanding common stock, in favor of the AMEX Approval Proposal.

Interest Make-Whole Upon Company Redemption.  In the event the Company elects to exercise its right to redeem all or a portion of the Notes at the option of the Company at any time from and after June 30, 2011 to, but not including, June 30, 2014, the Company will be required to pay an interest “make-whole” to the Noteholders, in cash or in shares of common stock at the Company’s option, which provides Noteholders with the present value, using a 3.5% discount rate, of the interest that they would have earned with respect to the portion of their Notes called for redemption if such Notes had been outstanding though June 30, 2014 (the “Interest Make-Whole”). If the Company elects to pay all or a portion of the Interest Make-Whole in shares of its common stock, the amount of such shares would be determined by dividing the amount of the Interest Make-Whole the Company elects to pay in shares of common stock by the lower of (x) the conversion price of the Notes then in effect and (y) such amount per share of common stock equal to 90% of the arithmetic average of the dollar volume-weighted average price of the Company’s common stock on each five (5) consecutive trading days immediately preceding the applicable redemption (or as described below, conversion) date (such lesser price, the “Optional Interest Price”). The Company is seeking stockholder approval to be able to issue shares of its common stock in excess of the Acquisition Rule and the 20% Rule, if the Company so elects, to pay all or a portion of the Interest Make-Whole in shares of its common stock and such issuance would be in excess of the Acquisition Rule and the 20% Rule.

Change of Control Conversion.  In the event that on or prior to June 30, 2014, the Company (i) merges or consolidates with another person (other than a merger effected solely for the purpose of changing its jurisdiction of incorporation), (ii) sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of its properties or assets, (iii) allows another person to make a purchase, tender or exchange offer accepted by holders of more than 50% of the outstanding shares of the Company’s voting stock, (iv) consummate a stock purchase agreement or other business combination with another person whereby such other person acquires more than 50% of the outstanding shares of the Company’s voting stock, (v) reorganizes, recapitalizes or reclassifies its common stock (other than any reorganization, recapitalization or reclassification of its common stock in which holders of the voting power of its capital stock immediately prior to such transaction continue after such transaction to hold publicly traded securities and, directly or indirectly, the voting power of the surviving person or persons necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such surviving person or persons), or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under said act), directly or indirectly, of 50% of the aggregate shares of the Company’s voting stock (any such event, a “change of control”), the Company will be required to pay a premium to the Noteholders in an amount equal to the greater of (x) 50% of the Interest Make-Whole and (y) a “make-whole” premium designed to compensate the Noteholders for their lost “option value” on their Notes based on the price of the Company’s common stock at the time of such change of control and the amount of time before June 30, 2014, when the Notes are redeemable at the Company’s option without any premium or penalty (such greater amount, the “Change of Control Make-Whole”), which premium may be paid in cash or shares of common stock at the Company’s election. The calculation of the “make-whole” premium is set forth on a table attached as Annex I to the Notes. If the Company elects to pay all or a portion of the Change of Control Make-Whole in shares of its common stock, the amount of such shares would be determined by dividing the amount of the Change of Control Make-Whole we are electing to pay in shares by the Optional Interest Price. The Company is seeking stockholder approval to be able to issue shares of its common stock in excess of the Acquisition Rule and the 20% Rule, if the Company so elects, to pay all or a portion of the Change of Control Make-Whole in shares of its common stock and such issuance would be in excess of the Acquisition Rule and the 20% Rule.

Conversion Price Adjustments.  In addition to customary mechanical adjustments with respect to stock splits, reverse stock splits, recapitalizations, stock dividends, stock combinations and similar events, the Notes also provide for certain “anti-dilution” adjustments whereby if shares of the Company’s common stock or other securities convertible into or exercisable or exchangeable for shares of its common stock (such other securities, including, without limitation, convertible notes, options, stock purchase rights and warrants, “Convertible Securities”) are issued by the Company other than in connection with certain Excluded Securities (as defined in the Notes), the conversion price of the Notes will be reduced to reflect the “dilutive” effect of each such issuance (or deemed issuance upon conversion, exercise or exchange of such Convertible Securities) of the Company’s common stock relative to the holders of the Notes.

In connection with “dilutive” issuances (as described above) other than Excluded Securities, the conversion price of the Notes in effect immediately prior to a dilutive issuance will be reduced to an amount equal to the quotient determined by dividing (A) the sum of (i)(a) the product derived by multiplying the conversion price in effect immediately prior to such dilutive issuance and (b) the sum of the number of shares of the Company’s common stock outstanding immediately prior to such dilutive issuance plus the number of shares of the Company’s common stock deemed to be outstanding assuming the exercise, exchange and conversion of all of the Company’s outstanding Convertible Securities for the maximum number of shares underlying such securities immediately prior to such dilutive issuance (collectively, the “Deemed Outstanding Share Amount”), plus (ii) the consideration, if any, received by the Company upon such dilutive issuance, by (B) the Deemed Outstanding Share Amount immediately after such dilutive issuance. This could lead to a conversion price less than the book value or market value of the Company’s common stock on the date of the Securities Purchase Agreement and a deemed increase in the number of shares issued in connection with the Acquisition. The Company is seeking stockholder approval to be able to issue shares of its common stock in excess of the Acquisition Rule and the 20% Rule to compensate for dilutive issuances in excess of the Acquisition Rule and the 20% Rule even if the conversion price of the Notes is below the market price of the common stock on the date of the execution of the Securities Purchase Agreement.

Pay-in-kind Interest.  From and after the occurrence and during the continuance of an event of default under the Notes and during such time as any payments due under the Notes are not paid when due, interest on the Notes or on such payments, as applicable, will accrue at an aggregate rate of 12% per annum, with 9% per annum payable in cash and 3% per annum payable in the form of additional Notes (“Pay-in-kind Interest”) with the principal amount of such Notes being equal to the amount of such payment obligations. The Company is seeking stockholder approval to be able to issue shares of its common stock issuable upon conversion of any Notes the Company issues with respect to Pay-in-kind Interest, in addition to shares of common stock that the Company issues in respect of the items described in clause (1) through (3) above with respect to such Notes if such issuance would be in excess of the Acquisition Rule and the 20% Rule.

The Company believes that the above description covers all of the provisions of the Notes that could result in the issuance of additional shares or a reduction in the conversion price of the Notes that could be deemed an issuance of shares of common stock in violation of Sections 712 and 713 of the AMEX Company Guide. By voting “FOR” the AMEX Approval Proposal, you are voting “FOR” the issuance of any shares of common stock under the provisions set forth above and any other issuance pursuant to the terms of the Notes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMEX APPROVAL PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of the Company’s common stock as of May 8, 2008 for (i) each person known by us to beneficially own more than 5% of the Company’s common stock, (ii) each of our Directors and each of our named executive officers listed in the Summary Compensation Table under the caption “Executive Compensation,” and (iii) all of our Directors and named executive officers as a group. The number of shares beneficially owned by each stockholder and each stockholder’s percentage ownership is based on 35,935,605 shares of stock outstanding as of May 8, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes any shares over which a person possesses sole or shared voting or investment power. Except as otherwise indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. In calculating the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to warrants and options held by that person that are exercisable as of the date of this table, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of calculating percentage ownership of any other person. Unless otherwise stated, the address of each person in the table is c/o Metalico, Inc., 186 North Avenue East, Cranford, New Jersey 07016. Beneficial ownership representing less than 1% of the outstanding shares of common stock is denoted with an ”*.”

		Percent of
	Number of	Outstanding
Name and Address of Beneficial Owner	Shares(1)	Common Stock(2)

5% Shareholders
Infrastructure & Environmental Private Equity Fund III, LP
The Productivity Fund III, L.P.
Apex Investment Fund III, LP Environmental & Information Technology Private Equity Fund III
Apex Strategic Partners, LLC
c/o First Analysis Corporation(3)	2,978,193	8.3%
One South Wacker Drive, Suite 3900 Chicago, Illinois 60606
O’Shaugnessy Asset Management, LLC(4)	2,502,991	7.0%
6 Suburban Avenue Stamford, CT 06901
Argentum Capital Partners II, L.P.
Argentum Capital Partners, L.P.
c/o The Argentum Group(5)	1,713,625	4.8%
60 Madison Avenue, 7th Floor
New York, New York 10010

			Percent of
	Number of		Outstanding
Name and Address of Beneficial Owner	Shares(1)		Common Stock(2)

Directors and Executive Officers
Carlos E. Agüero,	6,313,875	(6)	17.8%
Director and Chairman, President and Chief Executive Officer
Michael J. Drury,	308,750	(7)	*
Director and Executive Vice President
Earl B. Cornette,	24,150		*
Director
Bret R. Maxwell,	3,121,065		8.7%
Director(8)
c/o MK Capital 1033 Skokie Boulevard, Suite 430 Northbrook, Illinois 60062
Walter H. Barandiaran,	1,713,625		4.9%
Director(9)
c/o The Argentum Group 60 Madison Avenue, 7th Floor New York, New York 10010
Paul A. Garrett,	26,555	(10)	*
Director
Arnold S. Graber,	108,958	(11)	*
Executive Vice President, General Counsel and Secretary
Eric W. Finlayson,	151,519	(12)	*
Senior Vice President and Chief Financial Officer
Executive Officers and Directors as a group (8 persons)	11,768,497		32.4%

(1)	Includes shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power.

(2)	Assumes all warrants and vested options are exercised with respect to such holder.

(3)	First Analysis Corporation (“FAC”) is a common ultimate controlling party of the five named funds, which hold the Company’s stock directly as follows: Infrastructure & Environmental Private Equity Fund III, LP (1,425,656 shares), The Productivity Fund III, L.P. (598,138 shares), Apex Investment Fund III, LP (560,719 shares), Environmental & Information Technology Private Equity Fund III (356,263 shares), and Apex Strategic Partners, LLC (37,417 shares). First Analysis Securities Corporation (“FASC”), a subsidiary of FAC, holds 3,358 shares. Mr. Maxwell does not hold voting control of the shares held by FASC.

(4)	Based on information provided by O’Shaughnessy Asset Management, LLC in its Schedule 13G filed on February 11, 2008 as amended by its Schedule 13G/A filed on February 14, 2008 indicating beneficial ownership of 2,502,991 shares of common stock as of January 31, 2008 on behalf of various investment advisory clients, none of whom individually owns more than 5% of class.

(5)	The Argentum Group is a common ultimate controlling party of the two named funds, which hold the Company’s stock directly as follows: Argentum Capital Partners II, L.P. (1,490,461 shares) and Argentum Capital Partners, L.P. (223,164 shares).

(6)	Includes 104,000 shares issuable upon the exercise of options.

(7)	Includes 98,750 shares issuable upon the exercise of options and 90,000 warrants.

(8)	Includes (i) shares held by venture capital funds with which Mr. Maxwell is common ultimate controlling party and described in footnote 3 above and (ii) 142,872 common shares held by the Bret R. Maxwell Revocable Trust.

(9)	Shares held by venture capital funds with which Mr. Barandiaran is affiliated and described in footnote 5 above.

(10)	Includes 16,389 shares issuable upon the exercise of options.

(11)	Includes 66,958 shares issuable upon the exercise of options.

(12)	Includes 57,819 shares issuable upon the exercise of options.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Meetings

The Board of Directors held four meetings in 2007. The independent (non-management) Directors adjourned to an executive session without management (including employee Directors) present during one of those meetings. No incumbent Director attended fewer than 75% of the aggregate of the total number of board and committee meetings held during a period of 2007 in which he was a Director or committee member. All Directors are expected to attend the Company’s annual meetings with stockholders. All Directors attended the 2007 annual meeting.

Board Committees

The Board of Directors has established a standing Audit Committee and a standing Compensation Committee pursuant to written charters approved by the Board. The Board may also establish other committees from time to time to assist in the discharge of its responsibilities. The following descriptions indicate committee memberships as of May 8, 2008.

Audit Committee.

Members:

•	Paul A. Garrett (Committee Chair and Audit Committee financial expert)

•	Bret R. Maxwell

•	Walter H. Barandiaran

Each member of the Audit Committee is “independent” as defined in the listing standards of the American Stock Exchange and under the SEC’s Rule 10A-3. The Board has determined that Mr. Garrett satisfies the requirements for an “audit committee financial expert” under the rules and regulations of the SEC.

Functions:

•	Selects the Company’s independent auditor.

•	Reviews the independence of the Company’s independent auditor.

•	Approves the nature and scope of services provided by our independent auditor.

•	Reviews the range of fees and approves the audit fee payable to our independent auditor.

•	Confers with our independent auditor and reviews annual audit results and annual and quarterly financial statements with the independent auditor and the Company’s management.

•	Oversees the Company’s evaluation of the effectiveness of internal controls over our financial reporting.

•	Oversees our internal audit function.

•	Meets with the independent auditor without Company management present; reviews with the independent auditor any audit questions, problems or difficulties and management’s responses to these issues.

•	Meets with the Company’s management to review any matters the Audit Committee believes should be discussed.

•	Reviews with the Company’s legal counsel any legal matters that could have a significant impact on the Company’s financial statements.

•	Oversees procedures for and receipt, retention, and treatment of complaints on accounting, internal accounting controls, or auditing matters.

•	Advises and provides assistance to the Board of Directors with respect to corporate disclosure and reporting practices.

McGladrey & Pullen, LLP currently serves as the Company’s independent auditor. A copy of the Company’s Audit Committee Charter is available on the Company’s website, www.metalico.com. The Audit Committee held six meetings in 2007.

The Audit Committee’s Charter establishes procedures for the Audit Committee to follow to pre-approve auditing services and non-auditing services to be performed by the Company’s independent auditors. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has pre-approved all of the non-audit services provided by the Company’s independent auditors to date.

Compensation Committee.

Members:

•	Bret R. Maxwell (Committee Chair)

•	Earl B. Cornette

•	Walter H. Barandiaran

Each member of the Compensation Committee is “independent” as defined in the listing standards of the American Stock Exchange and under the SEC’s Rule 10A-3.

Functions:

•	Conducts a general review of the Company’s compensation and benefit plans to ensure that they meet corporate objectives.

•	Determines the Company’s chief executive officer’s compensation, subject to the approval of the full Board.

•	Reviews the Company’s chief executive officer’s recommendations on compensating the Company’s officers and adopting and changing major compensation policies and practices and determines levels of compensation.

•	Administers the Company’s employee benefit plans.

•	Reviews the nature and amount of Director compensation.

•	Administers the Company’s long-term compensation plan and executive bonus plan.

•	Reports its recommendations to the Company’s Board for approval and authorization.

A copy of the Company’s Compensation Committee Charter is available on our website, www.metalico.com.  The Compensation Committee held three meetings in 2007.

Nominating Principles

The independent members of the Company’s full Board administer the nominating functions due to the Board’s relatively small size (at this time, six members) and the correspondingly small number of independent

Directors (at this time, four). The nominating functions are governed by a Statement of Nominating Principles and Procedures approved by the Board and include:

•	The identification and evaluation of qualified Director candidates,

•	Recommendation of appropriate candidates for election to the Board,

•	Monitoring of Director compensation, and

•	Periodic review of Director orientation and education and the structure and composition of the Board’s committees.

A copy of the Company’s Statement of Nominating Principles and Procedures is available on the Company’s website, www.metalico.com.

In obtaining the names of possible new nominees, the Board may make its own inquiries and will consider suggestions from individual Directors, stockholders and other sources, including independent search or other consultants retained by the Board. All potential nominees must first be considered and approved by not less than two independent Directors before being contacted as possible nominees and before having their names formally considered by the full Board. The majority of the members of the Company’s Board are “independent” as defined in the listing standards of the American Stock Exchange. Nominations from stockholders should be submitted to the Board in writing addressed to Metalico, Inc., 186 North Avenue East, Cranford, New Jersey 07016, Attention: Secretary, and should include the following:

(a) a brief biographical description of the proposed nominee (including his or her occupation for at least the last five years), and a statement of his or her qualifications, taking into account the factors used by the Board in evaluating possible candidates, as described in the Statement of Nominating Principles and Procedures;

(b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s common stock beneficially owned by such stockholders(s);

(c) a statement detailing any relationship between the proposed nominee and the Company or any customer, supplier or competitor of the Company;

(d) detailed information about any relationship or understanding between the nominating stockholder(s) and the proposed nominee; and

(e) the proposed nominee’s written consent to being named in a proxy statement as a nominee and to serving on the Board of Directors if elected.

Nominees recommended by stockholders in accordance with these procedures will receive the same consideration given to nominees of management, the Board of Directors, third-party consultants, and any other sources. The Company has not at this time retained any third-party consultant or paid any commission or fee in connection with the identification or nomination of candidates for the Board.

The Board will in each case evaluate the suitability of potential nominees for membership on the Board, taking into consideration the Board’s current composition, including expertise, diversity, and balance of inside, outside and independent Directors, and considering the general qualifications of the potential nominees, such as:

•	Unquestionable integrity and honesty,

•	The ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole,

•	Recognized leadership in business or professional activity,

•	A background and experience which will complement the talents of the other Board members,

•	Willingness and capability to take the time to actively participate in Board and committee meetings and related activities,

•	Ability to work professionally and effectively with other Board members and the Company’s management,

•	An age to enable the Director to remain on the Board long enough to make an effective contribution, and

•	Lack of realistic possibilities of conflict of interest or legal prohibition;

and ensure that all necessary and appropriate inquiries are made into the backgrounds of such candidates.

Code of Ethics

The Company has adopted a code of business conduct and ethics applicable to its directors, officers (including its principal executive officer, principal financial officer, principal accounting officer, and controller) and employees, known as the Code of Business Conduct and Ethics. The Code is available on the Company’s website at www.metalico.com. In the event that the Company amends or waives any of the provisions of the Code applicable to its principal executive officer, principal financial officer, principal accounting officer, or controller, the Company intends to disclose the same on its website.

Stockholder Communication with Board Members

Stockholders who wish to communicate with Board members may contact the Company by telephone, facsimile or regular mail at our principal executive office. Written communications specifically marked as a communication for our Board of Directors, or a particular Director, except those that are clearly marketing or soliciting materials, will be forwarded unopened to the Chairman of our Board, or to the particular Director to which they are addressed, or presented to the full Board or the particular Director at the next regularly scheduled Board meeting. In addition, communications sent to us via telephone or facsimile for our Board of Directors or a particular Director will be forwarded to our Board or the Director by an appropriate officer.

Executive Officers

In addition to our President, Carlos E. Agüero, and our Executive Vice President, Michael J. Drury, who are Directors and whose backgrounds are described above under the caption “Proposal No. 1,” the following individuals serve as executive officers of the Company:

Arnold S. Graber, age 54, has been Executive Vice President and General Counsel of the Company since May 3, 2004 and our Secretary since July 1, 2004. From 2002 until April 2004 he practiced law with the firm of Otterbourg, Steindler, Houston & Rosen, P.C. in New York, New York, where he focused on transactional matters and corporate finance. From 1998 to 2001 he served as general counsel of a privately held paging carrier and telecommunications retailer. From 1988 to 1998, Mr. Graber was a member of the Law Department of The First National Bank of Chicago. Prior to that time he was in private practice. He is a member of the bars of the States of Illinois, New Jersey, and New York.

Eric W. Finlayson, age 49, has been our Senior Vice President and Chief Financial Officer since the Company’s founding in August 1997. Mr. Finlayson is a Certified Public Accountant with more than twenty-five years of experience in accounting. He has extensive background in SEC reporting and compliance. From 1993 through 1997, Mr. Finlayson was Corporate Controller of Continental Waste Industries.

Certain Relationships and Related Party Transactions

In the ordinary course of our business and in connection with our financing activities, we have entered into a number of transactions with our directors, officers and 5% or greater shareholders. All of the transactions set forth below were approved by the unanimous vote of our Board of Directors with interested directors abstaining. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. Our Board of Directors is responsible for approving related party transactions, as defined in applicable rules by the Securities and Exchange Commission.

•	Carlos E. Agüero, our Chairman, President and Chief Executive Officer, is a limited partner of Infrastructure & Environmental Private Equity Fund III, L.P., and of Argentum Capital Partners II, L.P., two of the Company’s venture capital investors. His holdings in each fund are less than 1% of such fund’s limited partnership interests.

•	The Argentum Group, the ultimate controlling party of Argentum Capital Partners II, L.P. and Argentum Capital Partners, L.P. which hold certain interests in the Company as set forth above, also controls partnership interests in two other investment funds that hold a portion of the Company’s stock,

Infrastructure & Environmental Private Equity Fund III, LP, and Environmental & Information Technology Private Equity Fund III. Walter H. Barandiaran, a director of the Company, is a managing partner of The Argentum Group.

•	The Company owns 47% of the outstanding stock of Beacon Energy Corp., a privately held corporation formerly known as AgriFuel Co., pursuant to investments approved by our Board of Directors on November 3, 2006 and August 10, 2007. In addition, Mr. Agüero holds approximately 8.2% of the stock of Beacon and serves as the chairman of its board of directors. Mr. Drury holds less than 1% of the stock of Beacon. The Beacon investment was reviewed and recommended to the Board by a committee of independent directors having no direct or indirect interests in Beacon. The interests of Mr. Agüero and Mr. Drury were fully disclosed to the committee prior to its review of the investments and to the Board prior to its approval of the investments, and both abstained from the Board’s votes on the matter.

•	Between November 18, 2004 and December 9, 2004, we closed a limited private offering of convertible debt to unaffiliated third party accredited investors and certain related parties identified below. All debt evidenced by November Convertible Notes was converted to shares of our common stock on or before December 11, 2006. Each holder of a November Convertible Note also received warrants (collectively the “November Warrants”) to purchase 0.20 shares of our common stock for every one share of our common stock into which the principal amount of such holder’s respective November Convertible Note may be converted, exercisable for a period of three years from the date of the November Convertible Note with an exercise price of $4.00 per share (each a “November Warrant”). All November Warrants were exercised on or before November 30, 2007, some pursuant to a cashless exercise option that reduced the number of shares of stock actually issued, resulting in the issuance of 168,423 shares of our common stock. The terms of the November Warrants were offered to and accepted by unaffiliated third parties in arm’s-length transactions. Mr. Agüero held 8,000 warrants, 5,000 of which he disposed of as a gift and 3,000 of which he exercised for common shares. Argentum Capital Partners II, LP, a holder of our common stock, held and exercised warrants for 18,462 and 24,616 common shares. Bret R. Maxwell, one of our directors and the representative of five investment funds that hold our stock, had an interest in 12,308 November Warrants held by the Bret R. Maxwell Revocable Trust and utilized a cashless exercise option that resulted in the issuance of 8,233 shares of our stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires that the Company’s directors, executive officers, and 10% stockholders file reports of ownership and changes in ownership with the SEC and the American Stock Exchange. Directors, officers, and 10% stockholders are required by the Securities and Exchange Commission to furnish the Company with copies of the reports they file.

Based solely on its review of the copies of such reports and written representations from certain reporting persons, we believe that all of our directors, officers, and 10% stockholders complied with all filing requirements applicable to them during the 2007 fiscal year.

AUDIT COMMITTEE REPORT

To: The Board of Directors

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee operates under a written charter approved by the Board, a copy of which is available on the Company’s website, www.metalico.com. The Charter provides, among other things, that the Audit Committee has full authority to engage the independent auditor, independent advisors, and consultants. In fulfilling its oversight responsibilities to date, the Audit Committee:

•	reviewed and discussed the audited financial statements in the Company’s annual report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•	reviewed with McGladrey & Pullen, LLP, the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

•	received the written disclosures and the letter required by Standard No. 1 of the Independence Standards Board (Independence Discussions with Audit Committees), as amended provided to the Audit Committee by McGladrey & Pullen, LLP;

•	discussed with McGladrey & Pullen, LLP its independence from management and the Company and considered the compatibility of the provision of nonaudit services by the independent auditors with the auditors’ independence;

•	discussed with McGladrey & Pullen, LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees);

•	discussed with McGladrey & Pullen, LLP the overall scope and plan for its audit. The Audit Committee meets with McGladrey & Pullen, LLP, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting; and

•	based on the foregoing reviews and discussions, recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Respectfully submitted,

THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Paul A. Garrett, Chairman
Bret R. Maxwell
Walter H. Barandiaran

The Audit Committee report in this proxy statement shall not be deemed incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s primary philosophy for compensation is to offer a program that rewards each of the members of senior management commensurately with the Company’s overall growth and performance, including each person’s individual performance during the previous fiscal year. The Company’s compensation program for senior management is designed to attract and retain individuals who are capable of leading the Company in achieving its business objectives in an industry characterized by competitiveness, growth and change.

The Company believes a substantial portion of the annual compensation of each member of senior management should relate to, and should be contingent upon, the success of the Company, as well as the individual contribution of each particular person to that success. As a result, a significant portion of the total compensation package consists of variable, performance-based components, such as bonuses and stock awards, which can increase or decrease to reflect changes in corporate and individual performance.

Overview of Cash and Equity Compensation

We compensate our executive officers in these different ways in order to achieve different goals. Cash compensation, for example, provides our executive officers a minimum base salary. Incentive bonus compensation is generally linked to the achievement of short-term financial and business goals, and is intended to reward our executive officers for our overall performance, as well as their individual performance in reaching annual goals that are agreed to in advance by management and the Compensation Committee. Stock options and grants of restricted stock are intended to link our executive officers’ longer-term compensation with the performance of our stock and to build executive ownership positions in the Company’s stock. This encourages our executive officers to remain with us, to act in ways intended to maximize stockholder value, and to penalize them if we and/or our stock fails to perform to expectations.

We view the three components of our executive officer compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that compensation derived from one component of compensation necessarily should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our historical practices with the individual and our view of individual performance and other information we deem relevant. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. During 2007, we did not review wealth and retirement accumulation as a result of employment with us in connection with the review of compensation packages.

We conduct an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. This review is based on informal samplings of executive compensation paid by companies similarly situated to ours. In addition, our Compensation Committee has historically taken into account input from other corporations in which its members hold positions or manage investments, competitive market practices, and publicly available data relating to the compensation practices and policies of other companies within and outside our industry. Our Compensation Committee realizes that “benchmarking” our compensation against the compensation earned at comparable companies may not always be appropriate, but believes that engaging in a comparative analysis of our compensation practices is useful. We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation.

Elements of Compensation

The principal elements of our compensation package are base salary, annual cash incentive bonus, long-term incentive plan awards, and perquisites and other compensation. We also provide severance benefits under the terms of our employment agreements with the named executive officers. The details of each of these components are described below.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Base salary is generally fixed and does not vary based on our financial and other performance. Base salaries for 2007 for each of our named executive officers were set under the terms of their respective three-year employment agreements approved by the Board of Directors on March 20, 2007. Annual increases are determined by reference to the Consumer Price Index and are fixed in October of the preceding year. When establishing base salaries, the Compensation Committee and management considered a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual at his prior employment or in prior years with the Company as appropriate, and the number and availability of well qualified candidates to assume the individual’s role. Base salary ranges are reviewed and re-established by our Compensation Committee no less often than upon the expiration of each named executive officer’s employment agreement.

Annual Cash Incentive Bonus

Annual cash incentive bonuses are intended to compensate for the achievement of both our annual Company-wide goals and individual annual performance objectives. All of our employees are eligible for annual cash incentive bonuses. We provide this opportunity to attract and retain an appropriate caliber of talent and to motivate executives and other employees to achieve our business goals.

The Compensation Committee oversees the administration of an Executive Bonus Plan for the benefit of the named executive officers. Under the terms of the Executive Bonus Plan, through the course of each year the Compensation Committee considers and identifies corporate and individual goals in consultation with management. Named executive officers are allocated responsibility for various goals, which may overlap among executive officers. Individual objectives are necessarily tied to the particular area of expertise or responsibility of the employee and such employee’s performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. At the end of each year the Compensation Committee reviews the levels of achievement and performance. The Compensation Committee approves the annual cash incentive award for the Chief Executive Officer and each other named executive officer. The Compensation Committee’s determination, other than with respect to the Chief Executive Officer, is generally based upon the Chief Executive Officer’s recommendations. Exact amounts are confirmed in the discretion of the Committee and recommended to the full Board of Directors for ratification. Employee directors abstain from the Board’s deliberations and votes on their own compensation.

We do not have a formal policy on the effect on bonuses of a subsequent restatement or other adjustment to our financial statements, other than the penalties provided by law.

Long-Term Incentive Plan Awards

We have adopted our 1997 Long-Term Incentive Plan (the “1997 Plan”) and 2006 Long-Term Incentive Plan (the “2006 Plan”) for the purpose of providing additional performance and retention incentives to executive officers and other employees by facilitating their purchase of a proprietary interest in our common stock. The two plans provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders and to give those employees a continuing stake in the Company’s long-term success. The Compensation Committee also believes that the use of stock-based awards offers the best approach to achieving our compensation goals. The 1997 Plan has expired except insofar as it governs awards already granted and still outstanding under it. Upon the effectiveness of the 2006 Plan, our Board of Directors ceased issuing awards under the 1997 Plan. Both plans provide for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, deferred stock awards and other equity-based rights. In most cases awards under the plans have been in the form of stock options.

The Compensation Committee administers both plans and determines the types and amounts of awards to be granted to eligible employees. Grants to executive officers are based upon the principles underlying our Executive Bonus Plan described above. All grants are subject to the ratification of the Board of Directors. Employee directors abstain from the Board’s deliberations and votes on their own compensation. The plans permit awards to be made at any time in the Committee’s discretion. Subject to anti-dilution adjustments for changes in our common stock or corporate structure, 492,298 shares of common stock have been reserved for issuance under the 1997 Plan and 3,530,445 shares of common stock have been reserved for issuance under the 2006 Plan. Options for 492,298 shares of our common stock were granted under the 1997 Plan and remain outstanding (that is unexercised). As of April 3, 2008, options for 614,417 shares of our common stock and 167,000 shares of restricted stock have been granted under the 2006 Plan. Shares subject to awards which expire or are cancelled or forfeited will again become available for issuance under the plans. The value of stock options is dependent upon our future stock price.

Stock option grants may be made at the commencement of employment for certain managerial-level employees. In accordance with company policy they are generally made once a year thereafter by the Compensation Committee as a component of bonus compensation. Bonus stock options are granted based upon several factors, including seniority, job duties and responsibilities, job performance, and our overall performance. The Compensation Committee considers the recommendations of the Chief Executive Officer with respect to awards for employees other than the Chief Executive Officer. Unless otherwise determined by the Compensation Committee at the time of grant, all outstanding awards under the 1997 Plan will become fully vested upon a change in control. Our 2006 Long-Term Incentive Plan provides that in the event of a “change in control,” all unvested options immediately vest and remain exercisable and vested for the balance of their stated term without regard to any termination of employment or service other than a termination for cause and any restriction or deferral on an award immediately lapses. The Compensation Committee determines the terms of all options. In general, stock options vest in equal monthly installments over three years and may be exercised for up to five years from the date of grant at an exercise price equal to the fair market value of our common stock on the date the grant is approved by our Board. The Compensation Committee believes that the three-year vesting schedule will provide ongoing incentives for executives and other key employees to remain in our service. All outstanding awards will become fully vested upon a change in control. Upon termination of a participant’s service with the Company, he or she may exercise his or her vested options for the period of 90 days from the termination of employment, provided, that if termination is due to death or disability, the option will remain exercisable for twelve months after such termination. However, an option may never be exercised later than the expiration of its term.

Perquisites and Other Compensation

Under the terms of their respective employment agreements, we provide each named executive officer with a leased car or automotive allowance together with car insurance and life insurance. We also provide general health and welfare benefits, including medical and dental coverage. We offer participation in our defined contribution 401(k) plan. The Company contributes matching funds of up to 4% of eligible compensation for every employee enrolled in the 401(k) plan, including named executive officers. We furnish these benefits to provide an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. For additional information concerning Perquisites and Other Compensation see “Employment Agreements” below.

Severance Benefits

Our named executive officers and certain other executives with employment agreements are covered by arrangements that specify payments in the event the executive’s employment is terminated. Under these employment agreements, in the event that we terminate such executive’s employment without cause (as defined in the applicable employment agreement), we will be required to pay the executive an amount equal to his base salary for twelve months. Our primary reason for including severance benefits in compensation packages is to attract and retain the best possible executive talent. For a further description of these severance benefits, see “Employment Agreements” below.

Change in Control Benefits

Our named executive officers are covered by arrangements which specify that all otherwise unvested stock options fully vest upon a “change in control.” Our primary reason for including change in control benefits in compensation packages is to attract and retain the best possible executive talent.

For additional information concerning benefits for named executive officers upon a change in control, see “Employment Agreements” below.

Compensation Mix

The Compensation Committee determines the mix of compensation, both between short and long-term compensation and cash and non-cash compensation, to design compensation structures that we believe are appropriate for each of our named executive officers. We use short-term compensation (base salaries and annual cash bonuses) and long-term compensation (option and restricted stock awards) to encourage long-term growth in stockholder value and to advance our additional objectives discussed above. Although our Compensation Committee does review total compensation, we do not believe that compensation derived from one component of compensation necessarily should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our historical practices with the individual and our view of individual performance and other information we deem relevant. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. As the Company’s growth is recent, we have not reviewed wealth and retirement accumulation as a result of employment with us, and we have only focused on fair compensation for the year in question. The summary compensation table below illustrates the long and short-term and cash and non-cash components of compensation.

Tax and Regulatory Considerations

We account for the equity compensation expense for our employees under the rules of SFAS No. 123(R), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not deduct more than $1,000,000 in a taxable year for certain forms of compensation made to the chief executive officer and other named executive officers listed on the Summary Compensation Table. None of our employees has received annual compensation of $1,000,000 or more. While we believe that all compensation paid to our executives in 2007 was deductible, it is possible that some portion of compensation paid in future years will be non-deductible.

Role of Executive Officers in Executive Compensation

The Compensation Committee determines the compensation payable to each of the named executive officers as well as the compensation of the members of the Board of Directors. In each case, the determination of the Compensation Committee is subject to the ratification of the full Board. Employee directors abstain from any deliberations or votes on their own compensation. The Compensation Committee formulates its recommendation for the compensation paid to each of our named executive officers, other than with respect to compensation payable to our Chief Executive Officer, based upon advice received from our Chief Executive Officer.

COMPENSATION COMMITTEE REPORT

Under the rules of the SEC, this Compensation Committee Report is not deemed to be incorporated by reference by any general statement incorporating this Annual Report by reference into any filings with the SEC.

We, the Compensation Committee of the Board of Directors of Metalico, Inc. (the “Company”), have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company. Based on such review and discussion, we have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Bret R. Maxwell, Chairman
Earl B. Cornette
Walter H. Barandiaran

Summary Compensation Table

The following Summary Compensation Table, which should be read in conjunction with the explanations provided above, summarizes compensation information for our named executive officers (our chief executive officer, chief financial officer, and our other two executive officers; we have only four executive officers) for the fiscal year ended December 31, 2007:

					All Other
		Salary	Bonus(1)	Option	Compensation		Total
Name and Principal Position	Year	($)	($)	Awards ($)(2)	($)		($)

Carlos E. Agüero	2007	350,000	350,000	93,910	30,153	(3)	824,063
Chairman, President and Chief Executive Officer	2006	275,572	125,000	45,620	23,748	(3)	469,940
Eric W. Finlayson	2007	160,000	65,000	38,575	17,308	(4)	280,883
Senior Vice President and Chief Financial Officer	2006	137,120	45,000	26,267	13,382	(4)	221,769
Michael J. Drury	2007	240,000	150,000	67,795	18,061	(5)	475,856
Executive Vice President	2006	210,340	70,000	39,312	16,152	(5)	335,804
Arnold S. Graber	2007	225,000	100,000	50,027	22,189	(6)	397,216
Executive Vice President, General Counsel and Secretary	2006	198,450	60,000	47,816	14,812	(6)	321,078

(1)	Cash bonuses are included in compensation for the year for which they were earned, even if actually paid or awarded in the subsequent year.

(2)	Amount reflects the total fair value of stock options in 2007, calculated in accordance with SFAS No. 123(R). See Note 14 of “Notes to Financial Statements — Stock-Based Compensation Plans.”

(3)	Includes matching contribution payments made to our 401(k) Plan (4% of eligible compensation) for the benefit of Mr. Agüero of $15,695 and $12,106 and the dollar value of term life insurance premiums paid for the benefit of Mr. Agüero of $1,563 and $744 for the years ending December 31, 2007 and 2006, respectively. Also includes car insurance premiums for additional vehicles of $3,639 and $4,134 for the years ending December 31, 2007 and 2006, respectively.

(4)	Includes matching contribution payments made to our 401(k) Plan (4% of eligible compensation) for the benefit of Mr. Finlayson of $6,889 and $6,667 and the dollar value of term life insurance premiums paid for the benefit of Mr. Finlayson of $672 and $514 for the years ending December 31, 2007 and 2006, respectively.

(5)	Includes matching contribution payments made to our 401(k) Plan (4% of eligible compensation) for the benefit of Mr. Drury of $10,013 and $10,452 and the dollar value of term life insurance premiums paid for the benefit of Mr. Drury of $1,236 and $591 for the years ending December 31, 2007 and 2006, respectively.

(6)	Includes matching contribution payments made to our 401(k) Plan (4% of eligible compensation) for the benefit of Mr. Graber of $10,440 and $8,804 and the dollar value of term life insurance premiums paid for the benefit of Mr. Graber of $1,058 and $860 for the years ending December 31, 2007 and 2006, respectively.

Grants of Plan-Based Awards

During 2007, we granted awards to our named executive officers pursuant to our 2006 Long-Term Incentive Plan. All of the awarded stock options vest in equal monthly installments over three years and may be exercised for up to five years from the date of grant. Information with respect to each of these awards, including estimates regarding future payouts during the relevant performance period under each of these awards on a grant by grant basis, is set forth in the table below:

		All Other Option Awards:	Exercise or	Grant Date Fair
		Number of Securities	Base Price of	Value of Option
		Underlying Options	Option Awards	Awards(1)
Name	Grant Date	(#)	($/Sh)	($)

Carlos E. Agüero, CEO	July 27, 2007	100,000	$7.74	$406,000
Eric W. Finlayson, CFO	July 27, 2007	18,000	$7.74	$73,080
Michael J. Drury	July 27, 2007	50,000	$7.74	$203,000
Arnold S. Graber	July 27, 2007	25,000	$7.74	$101,500

(1)	Amount reflects the total fair value of stock options in 2007, calculated in accordance with SFAS No. 123(R). See Note 14 of “Notes to Financial Statements — Stock-Based Compensation Plans.”

Narrative Disclosure of Summary Compensation and Grants of Plan-Based Awards

Executive Bonus Plan

Our Board of Directors has approved the Executive Bonus Plan as an incentive compensation plan for our executive officers to be administered by the Board’s Compensation Committee. Each year, the Compensation Committee considers and identifies a series of corporate and individual goals. Each executive officer is allocated a measure of responsibility for particular goals, which may overlap with assigned goals for other officers. Individual incentive awards are based on progress in achieving allocated goals and discretionary evaluations of the eligible employees. Awards included a cash payment under the Bonus Plan and a grant of options to purchase our common stock under the Long-Term Incentive Plans described below.

1997 Long-Term Incentive Plan

We adopted the 1997 Long-Term Incentive Plan (the “1997 Plan”) for the purpose of providing additional performance and retention incentives to officers and employees by facilitating their purchase of a proprietary interest in our common stock. Subject to anti-dilution adjustments for changes in our common stock or corporate structure, the 1997 Plan allowed for a number of shares of our common stock equal to the greater of 525,000 or 10% of the total number of shares of our common stock outstanding to be issued pursuant to awards under the 1997 Plan. The 1997 Plan has expired except insofar as it governs awards already granted and still outstanding under it. Upon the effectiveness of the 2006 Plan (described below), our Board of Directors ceased issuing awards under the 1997 Plan.

The 1997 Plan provided for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, deferred stock awards and other equity-based rights to our officers, consultants and employees as determined by the 1997 Plan administrator from time to time in its discretion. The 1997 Plan is currently administered by the Compensation Committee of our Board of Directors.

Stock options were granted based upon several factors, including seniority, job duties and responsibilities, job performance, and our overall performance. Stock options were typically granted with an exercise price equal to the fair market value of a share of our common stock on the date of grant, and vested at such times as determined by the Compensation Committee in its discretion. In general, stock options vest in equal monthly installments over three years and may be exercised for up to five years from the date of grant. Unless otherwise determined by the Compensation Committee at the time of grant, all outstanding awards under the 1997 Plan will become fully vested upon a change in control.

We receive no monetary consideration for the granting of stock options pursuant to the 1997 Plan. However, we receive the cash exercise price for each option exercised. The exercise of options and payment for the shares received would contribute to our equity.

As of April 3, 2008, approximately 737,510 shares of our common stock have either been issued under the 1997 Plan or are subject to outstanding awards under the 1997 Plan. No other types of award were issued under the 1997 Plan.

2006 Long-Term Incentive Plan

Our 2006 Long-Term Incentive Plan (the “2006 Plan”) became effective May 23, 2006 upon approval by our stockholders at our 2006 annual meeting. The purpose of the 2006 Plan is to provide additional performance and retention incentives to officers and employees by facilitating their purchase of a proprietary interest in our common stock. Subject to anti-dilution adjustments for changes in our common stock or corporate structure, 3,593,561 shares of common stock have been reserved for issuance under the 2006 Plan. As of May 8, 2008, options for 554,586 shares of our common stock have been granted and are outstanding under the 2006 Plan and 167,000 shares of restricted stock have been granted and are outstanding under the 2006 Plan.

The 2006 Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, deferred stock awards and other equity-based rights. Awards under the 2006 Plan may be granted to our officers, consultants and employees as determined by the 2006 Plan administrator from time to time in its discretion. The 2006 Plan is currently administered by the Compensation Committee of our Board of Directors.

Stock options are granted based upon several factors, including seniority, job duties and responsibilities, job performance, and our overall performance. Stock options are typically granted with an exercise price equal to the fair market value of a share of our common stock on the date of grant, and become vested at such times as determined by the Compensation Committee in its discretion. In general, stock options vest in equal monthly installments over three years and may be exercised for up to five years from the date of grant. Unless otherwise determined by the Compensation Committee at the time of grant, all outstanding awards under the 2006 Plan will become fully vested upon a change in control.

We receive no monetary consideration for the granting of stock options pursuant to the 2006 Plan. However, we receive the cash exercise price for each option exercised. The exercise of options and payment for the shares received would contribute to our equity.

401(k) Plan

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The plan provides that each participant may contribute a percentage of his or her pre-tax compensation up to the statutory limit, which was $15,500 for calendar year 2007 and is $15,500 again for calendar year 2008. Participants who are age 50 or older can also make “catch-up” contributions, which for calendar years 2007 and 2008 may be up to an additional $5,000 above the statutory limit. Under the 401(k) plan, each participant is fully vested in his or her deferred salary contributions, including any matching contributions by us, when contributed. Participant contributions are held and invested by the plan’s trustee. The plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. In 2007, we matched 100% of participant contributions up to the first 4% of eligible compensation. We intend to match participant contributions at the same level in 2008.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes equity awards granted to our named executive officers that were outstanding at the end of fiscal 2007. All such awards were made as grants of options.

	Option Awards
	Number of		Number of
	Securities		Securities
	underlying		underlying
	unexercised		unexercised	Option	Option
	options		options	Exercise	Expiration
Name	Exercisable		Unexercisable	Price	Date

Carlos E. Agüero, CEO	13,889		86,111	$7.74	7/27/12
	15,555		7,778	$3.03	12/31/10
	54,000		—	$4.90	12/31/09
Eric W. Finlayson, CFO	2,500		15,500	$7.74	7/27/12
	5,903		6,597	$5.50	7/17/11
	6,667		3,333	$3.03	12/31/10
	26,000		—	$4.90	12/31/09
	10,000		—	$2.00	12/31/08
Michael J. Drury	6,944		43,056	$7.74	7/27/12
	7,083		7,917	$5.50	7/17/11
	11,111		5,556	$3.03	12/31/10
	40,000		—	$4.90	12/31/09
	90,000	(1)	—	$0.01	6/1/09
	20,000		—	$2.00	12/31/08
Arnold S. Graber	3,472		21,528	$7.74	7/27/12
	5,903		6,597	$5.50	7/17/11
	6,667		3,333	$3.03	12/31/10
	28,000		—	$4.90	12/31/09
	15,000		—	$3.00	5/2/09
	15,000		—	$1.00	5/2/09

(1)	Granted as warrants by the Board of Directors

Option Exercises and Stock Vested

The following table shows aggregate exercises of stock options by our named executive officers during the year ended December 31, 2007. None of our named executive officers had any stock awards subject to vesting during that year.

	Shares
	Acquired
	on	Value
	Exercise	Realized(1)
Name	(#)	($)

Carlos E. Agüero, CEO	20,000	83,200
Eric W. Finlayson, CFO	8,200	54,530
Michael J. Drury	10,950	42,815
Arnold S. Graber	20,000	137,100

(1)	Value based on the aggregate difference between the closing market price on the date of exercise and the exercise price.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the year ended December 31, 2007, other than our 401 (k) Plan.

Nonqualified Deferred Compensation

Our named executive officers did not earn any nonqualified compensation benefits from us during the year ended December 31, 2007.

Employment Agreements

We have employment agreements with each of our named executive officers. Each agreement has a three-year term.

The current agreements with Messrs. Agüero, Drury, Graber and Finlayson expire December 31, 2009. The agreements provide for minimum annual compensation and eligibility to receive annual performance bonuses in a combination of cash payments and option grants. Salaries are specified for the first year of the employment term and thereafter increase each year by a percentage equal to the increase in the Consumer Price Index over the previous year, provided that such increases cannot be greater than 7% or less than 3.5%. The actual amount of the annual bonus is determined based upon the named executive’s performance, our performance and certain performance targets recommended by the Competition Committee under our Executive Bonus Plan and Long-Term Incentive Plans and approved by our Board of Directors. Under their respective agreements we also provide each of Messrs. Agüero and Drury with a $500,000 life insurance policy and each of Messrs. Graber and Finlayson with a $300,000 life insurance policy. Each named executive officer is also furnished with the use of a car.

If the executive’s employment is terminated on account of death or disability, he is entitled to no further compensation or benefits other than those earned through the month in which such termination occurs. If the executive’s employment is terminated by us for “cause” (as defined in the next paragraph) or if the executive terminates his own employment for any reason other than for “good reason” (as defined in the next paragraph), the executive is entitled to no further compensation or benefits other than those earned through the date of termination. If the executive’s employment is terminated by us for any reason other than for cause, death or disability, or if the executive terminates his own employment for good reason, we will provide, as severance benefits, payment of 100% of the executive’s base salary at the rate in effect on the date of termination, continuation of health and medical benefits for the twelve-month period following such termination, and immediate vesting of any unvested options. Payment of the amount of the executive’s base salary is to be made in a lump sum immediately subsequent to the date of termination in the event of a termination in connection with, upon, or within one year after a “change in control” (as defined in the next paragraph) or a termination by the executive for good reason in connection with, upon, or within one year after a change in control, and in installments in accordance with our payroll policy in effect at the time payment is to be made in the event of any other termination entitling the executive to severance. All unvested options vest upon a change in control regardless of whether a termination occurs.

An executive may be terminated for “cause” if he (a) neglects his duties and such neglect is not discontinued promptly after written notice, (b) is convicted of any felony, (c) fails or refuses to comply with the reasonable written policies of the Company or directives of executive officers that are not inconsistent with his position and such failure is not discontinued promptly after written notice, or (d) materially breaches covenants or undertakings under his employment agreement and such breach is not remedied promptly. “Good reason” under the employment agreements means the occurrence, without the executive’s prior written consent, of any of the following events: (i) a substantial reduction of the executive’s duties, responsibilities, or status as an officer (except temporarily during any period of disability), or the executive being required to report to any person other than the executive to whom he currently reports; (ii) a change in the office or location where the executive is based on the date of his employment agreement of more than thirty (30) miles, which new location is more than sixty (60) miles from the executive’s primary residence; or (iii) a breach by the Company of any material term of the employment agreement. “Change in control” under the employment agreements means the occurrence of: (i) the acquisition at any time by a “person” or “group” (as those terms are used in Sections 13(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or any subsidiary or any benefit plan of the Company or any subsidiary) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 50% or more of the combined voting power in the election of directors of the then-outstanding securities of the Company or any successor of the Company; (ii) the termination of service as directors, for any reason other than death or disability, from the Board, during any period of two (2) consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board, unless the election of or nomination for election of each new director during such period was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period; (iii) approval by the stockholders of the Company of any merger or consolidation or statutory share exchange as a result of which the common stock of the Company is changed, converted or exchanged (other than a merger or share exchange with a wholly-owned subsidiary of the Company) or liquidation of the Company or any sale or disposition of 50% or more of the assets or earning power of the Company except for a tax free distribution of any portion of the Company to its stockholders; or (iv) approval by the stockholders of the Company of any merger or consolidation or statutory share exchange to which the Company is a party as a result of which the persons who were stockholders of the Company immediately prior to the effective date of the merger or consolidation or statutory share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation following the effective date of such merger or consolidation or statutory share exchange. “Change in control” does not include any reduction in ownership by the Company of a subsidiary of the Company or any other entity designated by the Board in which the Company owns at least a 50% interest (including, but not limited to, partnerships and joint ventures.)

Each agreement contains confidentiality restrictions applicable during and after the period of employment, non-solicitation of employees during the period of employment and for two years following termination, and non-competition and other non-solicitation provisions applicable during the period of employment and, upon payment of an additional sum equal to the executive’s annual base salary for each year, for up to two years following termination of employment.

The following table describes the potential payments to the listed named executive officers upon such executives’ termination without cause under their respective employment agreements. No additional or alternative salary or benefits would be provided upon a change of control.

		Equity
Name	Salary(1)	Acceleration(2)	Benefits(3)

Carlos E. Agüero, CEO	$350,000	$324,874	—
Eric W. Finlayson, CFO	$160,000	$108,546	—
Michael J. Drury	$240,000	$217,447	—
Arnold S. Graber	$225,000	$127,052	—

(1)	Represents one year of base salary as of December 31, 2007.

(2)	Calculated based on a change of control taking place as of December 31, 2007 and assuming a price per share of $10.81, which was the closing price for our stock on December 31, 2007. Represents the full acceleration of unvested stock options held by such named executive officer at that date.

(3)	Under their respective employment agreements, each named executive officer is entitled to twelve months of continued COBRA health benefits upon termination without cause or for good reason.

DIRECTOR COMPENSATION

Employee directors do not receive additional compensation for their services as directors of the Company. The non-employee members of our Board of Directors are reimbursed for travel, lodging and other reasonable expenses incurred in attending board or committee meetings. The following table summarizes compensation that our directors earned during 2007 for services as members of our Board.

	Fees Earned or		Options	All Other
Name(1)	Paid in Cash		Awards	Compensation	Total

Earl B. Cornette	$8,645	(2)	—	—	$8,645
Bret R. Maxwell	—		—	—	—
Walter H. Barandiaran	—		—	—	—
Paul A. Garrett(3)	$57,500		$10,290	—	$67,790

(1)	Directors Carlos E. Agüero and Michael J. Drury are also executive officers of the Company. They do not receive additional compensation for their services as directors.

(2)	Includes aggregate payments of $1,645 for consulting services in addition to regular Board duties.

(3)	Mr. Garrett was initially elected a director March 16, 2005. As an inducement to join the Board and to chair its Audit Committee, Mr. Garrett was granted options for 10,000 shares of our common stock at an exercise price of $3.50 per share on that date. The options vested in equal monthly installments over a period of two years and expire on March 16, 2010. As further consideration for his services as chairman of our Audit Committee he was granted options for an additional 15,000 shares of our common stock on May 1, 2007 at an exercise price of $6.29. Those options vest in equal monthly installments over a period of three years and expire on May 1, 2012.

Mr. Cornette receives a payment of $1,000 per meeting of the Board of Directors attended. Mr. Garrett receives an annual fee of $30,000 for his services as a Director, payable in monthly installments of $2,500, an annual fee of $12,000 for his services as chairman of our Audit Committee, payable in monthly installments of $1,000, and an additional payment of $1,500 for each board meeting attended. Mr. Maxwell and Mr. Barandiaran accepted their seats on the Board as the representatives of investment funds that hold stock in the Company and are not compensated for service to us or for memberships on committees of the Board.

Limitation of Liability and Indemnification

As permitted by the Delaware General Corporation Law, we have adopted provisions in our Third Amended and Restated Certificate of Incorporation and bylaws that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:

•	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the Delaware General Corporation Law; and

•	we will advance expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We maintain directors’ and officers’ liability insurance to support these indemnity obligations.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

At this time there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee through 2007 and as of April 15, 2008 were Messrs. Maxwell (Committee Chair), Cornette, and Barandiaran. None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers serves as a director or compensation committee member of any entity that has one or more of its executive officers serving as one of our Directors or on our Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

We have two stockholder approved equity compensation plan, the 1997 Long Term Incentive Plan and the 2006 Long-Term Incentive Plan described above. Options generally vest in equal monthly installments over three years and may be exercised for up to five years from the date of grant.

The following table provides certain information regarding our equity incentive plans as of December 31, 2007.

Number of
Securities
Remaining
	Number of		Available for
	Securities to	Weighted-	Future
	be Issued	Average	Issuance
	Upon	Exercise	Under Equity
	Exercise of	Price of	Compensation
	Outstanding	Outstanding	Plans
	Options,	Options,	(Excluding
	Warrants	Warrants	Securities
	and	and	Reflected in
Plan Category	Rights	Rights	Column (a))

Equity compensation plans approved by security holders	1,185,919	$5.03	3,173,801
Equity compensation plans not approved by security holders	—		—

Total	1,185,919	$5.03	3,173,801

OTHER MATTERS

The Board of Directors does not intend to bring any other business before the Annual Meeting and, as far as is known by the Board, no matters are to be brought before the meeting except as disclosed in the Notice of Annual Meeting of Stockholders. Should any other matters arise, however, the persons named in the accompanying proxy intend to vote the proxy in accordance with their judgment on such matters in what they consider the best interests of the Company. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting.

SHAREHOLDER PROPOSALS FOR 2009

Stockholder proposals, including Director nominations, intended for inclusion in the Company’s proxy statement for its 2009 annual general meeting (expected to be held on or about May 19, 2009) pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be directed to the Secretary, Metalico, Inc., 186 North Avenue East, Cranford, New Jersey 07016, and must have been received on or before December 11, 2008 so that they may be considered by the Company for inclusion in its proxy statement relating to that meeting. Stockholder proposals to be considered at the 2009 meeting and intended for inclusion under the Company’s Bylaws must be directed to the Secretary not earlier than January 20, 2009 and not later than February 19, 2009 and are subject to the requirements set forth in our Bylaws.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Company. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet and in person.

The expenses of preparing, printing and distributing this Proxy Statement and the accompanying form of proxy and the cost of soliciting proxies will be borne by the Company.

Copies of soliciting materials will be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of common stock for whom they hold shares, and the Company will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

The Company has also retained The Altman Group, Inc. to assist it in the solicitation of proxies. The Altman Group, Inc. will solicit proxies on behalf of the Company from individuals, brokers, bank nominees and other institutional holders in the same manner described above. The Altman Group, Inc. will receive a fee of $5,500, plus expenses, for its services to the Company for the solicitation of the proxies. The Company has also agreed to indemnify The Altman Group, Inc. against certain claims.

COPIES OF ANNUAL REPORTS ON FORM 10-K

A copy of our Annual Report on Form 10-K, as amended, for the year ended December 31, 2007, including audited financial statements set forth therein but otherwise without exhibits, accompanies this Proxy Statement. Upon the written request of a stockholder, the Company will provide copies of the exhibits to the Form 10-K, as amended, but a reasonable fee per page will be charged to the requesting stockholder. Such requests should be directed to Metalico, Inc., 186 North Avenue East, Cranford, New Jersey 07016, Attention: Secretary. The exhibits are also available as attachments to our online EDGAR filings with the SEC, which are accessible through our website, www.metalico.com.

BY ORDER OF THE BOARD OF DIRECTORS

Arnold S. Graber
Executive Vice President,
General Counsel and Secretary

Cranford, New Jersey
May 15, 2008

If you have any questions or require any assistance in voting your shares, please call:

The Altman Group
1200 Wall Street West, 3rd Floor, Lyndhurst, NJ 07071
(800) 581-5375
Banks and Brokers Call Collect: (201) 806-7300

APPENDIX A

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
METALICO, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of Delaware)

Metalico, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. The Corporation’s name is Metalico, Inc. and its original certificate of incorporation was filed with the Secretary of State on April 30, 1999.

2. Resolutions of the Board of Directors of the Corporation were duly adopted setting forth the Fourth Amended and Restated Certificate of Incorporation of the Corporation, declaring said Fourth Amended and Restated Certificate of Incorporation to be advisable and directing that the proposed Fourth Amended and Restated Certificate of Incorporation be considered at the next annual meeting of the stockholders of the Corporation.

3. The Fourth Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware (the “Law”).

4. The Fourth Amended and Restated Certificate of Incorporation amends the Corporation’s Third Amended and Restated Certificate of Incorporation to, among other things, terminate and eliminate all references to an existing series of preferred stock, provide terms for an new series of preferred stock, and restate and integrate into a single instrument all of the provisions thereof as so amended. The terms of the Fourth Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate”) are as follows:

Article 1.

NAME

The name of the Corporation is Metalico, Inc. (the “Corporation”).

Article 2.

REGISTERED OFFICE AND AGENT

The registered office of the Corporation in the State of Delaware is 9 East Lockerman Street, Dover, Delaware in Kent County. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

Article 3.

CORPORATE PURPOSE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Law.

Article 4.

CAPITALIZATION

4A. AUTHORIZATION OF STOCK.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 110,000,000 shares, of which 100,000,000 shares are of a class designated Common Stock with a par value of $0.001 per share (hereinafter called “Common Stock”), and 10,000,000 shares are of a class designated Preferred Stock, par value $0.001 per share (hereinafter called “Preferred Stock”). All of the shares of Common Stock outstanding immediately prior to the filing on June 2, 1999 of the Amended and Restated Certificate of Incorporation of the Corporation (“Old Common”) were redesignated Common Stock. As of June 2, 1999, all outstanding certificates representing Old Common were thereafter deemed to represent certificates representing the same number of shares of Common Stock; provided, however, that the Holders thereof were entitled to surrender such stock certificates to the Corporation for replacement with certificates reflecting Common Stock. All shares of Preferred Stock, par value $0.001 per share, of the Corporation issued and outstanding pursuant to the terms of the Third Amended and Restated Certificate of Incorporation of the Corporation had been exchanged for Common Stock and cancelled prior to the date of the filing of this Certificate. The Board is authorized to issue Preferred Stock from time to time in one or more classes or series thereof, each such class or series to have voting powers (if any), conversion rights (if any), dividend rights, dividend rate, rights and terms of redemption, designations, preferences and relative, participating, optional or other special rights and privileges, and such qualifications, limitations or restrictions thereof, as shall be determined by the Board and stated and expressed in a resolution or resolutions thereof providing for the issuance of such Preferred Stock. The Board is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares in any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences, and rights, and the qualifications, limitations, and restrictions thereof stated in the certificate of incorporation or the resolution of the Board originally fixing the number of shares of such series. Shares of the authorized capital stock may be issued from time to time for such consideration as may be fixed from time to time by the Board. Subject to the powers, preferences and rights of any Preferred Stock, including any class or series thereof, having preferences or priority over, or rights superior to, the Common Stock and except as otherwise provided by law, the holders of Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. In furtherance of the immediately preceding sentence:

4A.1 General.  All shares of Common Stock shall be identical and shall entitle the Holders thereof to the same rights and privileges. The voting, dividend, liquidation and other rights of the Holders of the Common Stock are subject to, and qualified by, the rights of the Holders of the Preferred Stock, if any.

4A.2 Voting.  The Holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders, except as otherwise required by law. Except as provided by law or this Certificate of Incorporation, Holders of Common Stock shall vote together with the Holders of Preferred Stock as a single class on all matters. There shall be no cumulative voting.

4A.3 Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as, and when determined by the Board in its sole discretion, subject to provisions of law, the provisions of this Certificate of Incorporation, and the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.

4A.4 Liquidation.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of the Common Stock shall be entitled, subject to the rights and preferences, if any, of any Holders of shares of Preferred Stock authorized and issued hereunder, to share, ratably in proportion to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

4B. DEFINITIONS.  As used herein, the following terms have the following meanings:

“Board” shall mean the Board of Directors of the Corporation.

“Common Stock” shall have the meaning specified in Section 4A hereof.

“Holders” shall mean the Persons who shall, from time to time, own of record, or beneficially, any Security. The term “Holder” shall mean one of the Holders.

“Old Common” shall have the meaning specified in Section 4A hereof.

“Person” shall mean an individual, a corporation, a partnership, a trust, a limited liability company, an unincorporated organization or a government organization or an agency or political subdivision thereof.

“Preferred Stock” shall have the meaning specified in Section 4A hereof.

“Securities” shall mean any debt or equity securities of the Corporation, whether now or hereafter authorized, and any instrument convertible into or exercisable or exchangeable for Securities or a Security. The term “Security” shall mean one of the Securities.

4C. NOTICES.  Any notice required by the provisions hereof shall be in writing and shall he deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to the Corporation at its principal office and to each stockholder of record at the address of such holder appearing on the books of the Corporation.

Article 5.

LIMITATION OF DIRECTOR LIABILITY

To the fullest extent that the Law, as it exists on the filing date of this Certificate or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, unless such director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit form his or her action as a director. This provision does not affect the availability of equitable remedies or non-monetary relief, such as an injunction or rescission for breach of the duty of care. In addition, the provision applies only to claims against a director arising out of his or her role as a director and not in any other capacity (such as an officer or employee of the Corporation).

Article 6.

INDEMNIFICATION

6A. INDEMNIFICATION AND ADVANCEMENTS.  The Corporation shall indemnify and hold harmless to the fullest extent now or hereafter permitted by Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his or her acting as a director of the Corporation (or his or her service at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any expenses (including attorneys’ fees, judgments, fines, ERISA or other excise taxes, penalties and amounts paid in settlement) actually and reasonably incurred by such person in respect thereof; provided, however, that, the Corporation shall not be obligated to indemnify any such person with respect to proceedings, claims or actions initiated or brought voluntarily by such person and not by way of defense. Expenses that may be subject to indemnification hereunder shall be paid in advance of the final disposition of the action, suit or proceeding to the full extent permitted by the Law, subject to the Corporation’s receipt of any undertaking required thereby.

6B. CONTRACT WITH THE CORPORATION.  The provisions of Article 5 and this Article 6 shall be deemed to constitute a contract between the Corporation and each director who serves in such capacity at any time while Article 5 and this Article 6 and the relevant provisions of the Law are in effect, and each such director shall be deemed to be serving as such in reliance on the provisions of Article 5 and this Article 6, and any repeal of any such provisions or of such Articles shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

6C. RIGHT OF CLAIMANT TO BRING SUIT.  If a claim under Section 6A of this Article 6 is not paid in full within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been provided to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because the claimant has met the applicable standard of conduct set forth in the Law, nor an actual determination by the Corporation that the claimant has not met such standard of conduct shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

6D. OTHER INDEMNIFICATION RIGHTS.  The rights of indemnification and advancement provided by this Article 6 are not exclusive of any other right to indemnification or advancement provided by law, agreement or otherwise, and shall apply to actions, suits or proceedings commenced after the date hereof, whether or not arising from acts or omissions occurring before or after the adoption hereof, and shall continue as to a person who has ceased to be a director of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

Article 7.

AMENDMENT LIMITATION

No amendment to or repeal of Article 5 or Article 6 of this Certificate, or adoption of any bylaw or provision of this Certificate which has the effect of increasing director liability, shall apply to or have any effect on the rights of any individual referred to in Article 5 or Article 6 for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal or the adoption of such bylaw or provision.

Article 8.

BYLAWS

In furtherance of and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation.

APPENDIX B

[FORM OF SENIOR CONVERTIBLE NOTE]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT (II) UNLESS SOLD OR TRANSFERRED TO A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A UNDER THE 1933 ACT OR TO AN “ACCREDITED INVESTOR” AS THAT TERM IS DEFINED IN RULE 501(A) OF REGULATION D UNDER SAID ACT OR (III) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 17(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

Anything herein to the contrary notwithstanding, the exercise of any right or remedy with respect to this note and certain of the rights of the holder hereof are subject to the provisions of the Subordination Agreement dated as of May 1, 2008 (as amended, restated, supplemented, or otherwise modified from time to time, the “Subordination Agreement”), by and among Wells Fargo Foothill, Inc., as First Lien Agent, Ableco Finance LLC, as Second Lien Agent, and the Junior Lenders (as that term is defined therein). In the event of any conflict between the terms of the Subordination Agreement and this note, the terms of the Subordination Agreement shall govern and control.

Metalico, Inc.

Senior Convertible Note

Issuance Date: May 1, 2008	Original Principal Amount: U.S. $[ • ]

FOR VALUE RECEIVED, METALICO, INC., a Delaware corporation (the “Company”), hereby promises to pay to [ • ] or registered assigns (the “Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at a rate per annum equal to the Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Convertible Note (including all Senior Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Convertible Notes issued pursuant to the Securities Purchase Agreement on the Closing Date (collectively, the “Notes” and such other Senior Convertible Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 28.

1. MATURITY.  On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any, on such Principal and Interest. The “Maturity Date” shall be April 30, 2028, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) that with the passage of time and the failure to cure would result in an Event of Default, and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date.

2. INTEREST; INTEREST RATE.  a. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears for each three-month period following the Issuance on January 31, April 30, July 31 and October 31 of each year and on the Maturity Date (each, an “Interest Date”) with the first Interest Date being July 31, 2008. Interest shall be payable on each Interest Date in cash to the record holder of this Note on each January 15, April 15, July 15 and October 15 immediately preceding the applicable Interest Date and on the Maturity Date, with respect to the Interest to be paid on such date.

b. Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate. From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to twelve percent (12.0%), with nine percent (9%) payable in cash beginning with the first Interest Date following such Event of Default and three percent (3%) paid in kind, which shall accrete as additional Principal and be payable or convertible in accordance with the terms of this Note, including the provisions of Section 3(d). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

3. CONVERSION OF NOTES.  This Principal of this Note shall be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

a. Conversion Right.  Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the Principal into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Holder shall be entitled, at the Holder’s option, to receive either (x) a cash payment equal to the excess of the amount of the Principal to be converted for such fractional share or (y) a whole share if the Holder converts an additional portion of its Principal so as to acquire one whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Principal.

b. Conversion Rate.  The number of shares of Common Stock issuable upon conversion of the amount of Principal to be converted pursuant to Section 3(a) shall be determined by dividing (x) such Principal amount by (y) the Conversion Price (the “Conversion Rate”). The “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, $14.00, subject to adjustment as provided herein.

c. Mechanics of Conversion.

i. Optional Conversion.  To convert any or all of the Principal into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the second (2nd) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (x) provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and less than all of the Principal of this Note is being converted, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

ii. Company’s Failure to Timely Convert.  If the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC, as applicable, for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Principal on or prior to the date which is three (3) Trading Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay damages to the Holder for each Trading Day of such Conversion Failure in an amount equal to 1.5% of the product of (1) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (2) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. In addition to the foregoing, if within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Principal so elected for conversion or on any date of the Company’s obligation to deliver shares of Common Stock as contemplated pursuant to clause (y) below, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (x) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (y) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (I) such number of shares of Common Stock, times (II) the Closing Bid Price on the Conversion Date.

iii. Registration; Book-Entry.  The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 17. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Principal amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges, if any, converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

iv. Pro Rata Conversion; Disputes.  In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date; provided, the Company shall also comply with the provisions of Section 3(a) in respect of fractional shares that would otherwise be issued. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 22.

d. Limitations on Conversions.

i. Beneficial Ownership.  The Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, unconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any Other Notes) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Form 8-K or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates and any Other Notes since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (x) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (y) any such increase or decrease will apply only to the Holder and not to any holder of Other Notes. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d)(i) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

ii. Market Regulation.  Unless and until the Stockholder Approval (as defined in the Securities Purchase Agreement) has been obtained, the Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion of the Notes without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders and the Principal Market (or such other Eligible Market on which the Common Stock may then be listed). Until such Stockholder Approval or written opinion is obtained, no purchaser of the Notes pursuant to the Securities Purchase Agreement (the “Purchasers”) shall be issued in the aggregate, upon conversion of Notes, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to a Purchaser pursuant to the Securities Purchase Agreement on the Closing Date and the denominator of which is the aggregate principal amount of all Notes issued to the Purchasers pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each Purchaser, the “Exchange Cap Allocation”). Unless and until the Stockholder Approval has been obtained, the Holder shall not convert any portion of this Note at a Conversion Price that is less than the Conversion Price in effect on the Issuance Date. In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Notes shall convert all of such holder’s Notes into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such holder. This Exchange Cap limitation shall in no way limit the application of the Conversion Price Adjustment provisions of Section 7 of the Notes other than in respect of the number of shares of Common Stock which may be issued by the Company as a result thereof.

e. Additional Interest Amount.

i. Upon a Company Redemption pursuant to Section 8(b) of this Note at any time during the period beginning on June 30, 2011 and ending on June 30, 2014, the Company shall deliver, in addition to the Company Optional Redemption Price to be paid pursuant to the terms of Section 8(b)(i)(A), an amount in cash by wire transfer of immediately available funds equal to the Additional Interest Amount on the applicable Company Optional Redemption Date; provided, that the Company may elect to pay all or a portion of such Additional Interest Amount in shares of registered and unrestricted Common Stock (“Additional Interest Shares” and any portion of the Additional Interest Amount to be paid in cash, the “Cash Portion”) so long as (i) Stockholder Approval has been obtained, (ii) such Common Stock shall be eligible for resale without restriction and without the need for further registration under any applicable federal or state securities laws, (iii) the Common Stock is at the time of issuance designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market (collectively, the “Additional Interest Shares Equity Conditions”), and (iv) there shall not have been an Equity Conditions Failure. If any portion of the Additional Interest Amount shall be paid in Additional Interest Shares, then the Company shall issue to the Holder, subject to Section 3(d), a number of shares of Common Stock, equal to (x) the Additional Interest Amount less the Cash Portion payable on the applicable Company Optional Redemption Date divided by (y) the Optional Interest Price. Any Additional Interest Shares shall be paid in a number of fully paid and nonassessable shares of Common Stock (rounded down to the nearest whole share, with any remaining Additional Interest Amount paid in cash).

ii. When any Additional Interest Shares are to be paid on a Company Optional Redemption Date, the Company shall (i) (A) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and such action is not prohibited by applicable law or regulation or any applicable policy of DTC, credit such aggregate number of Additional Interest Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the foregoing shall not apply, issue and deliver on the applicable Company Optional Redemption Date, to the address set forth in the register maintained by the Company for such purpose pursuant to the Securities Purchase Agreement or to such address as specified by the Holder in writing to the Company at least two (2) Trading Days prior to the applicable Company Optional Redemption Date, a certificate, registered in the name of the Holder or its designee, for the number of Additional Interest Shares to which the Holder shall be entitled and (ii) with respect to each Company Optional Redemption Date, pay to the Holder, in cash by wire transfer of immediately available funds, the amount of any Cash Portion. Notwithstanding the foregoing, the Company shall not be entitled to pay the Additional Interest Amount in

Additional Interest Shares and shall be required to pay such Additional Interest Amount in cash on the applicable Company Optional Redemption Date if, unless waived in writing by the Holder, the Additional Interest Shares Equity Conditions have not been satisfied. If an Event of Default occurs or the Additional Interest Shares Equity Conditions are no longer satisfied during the Measuring Period, then on the Company Optional Redemption Date, at the Holder’s option, the Holder may require the Company to pay all or any specified portion of the Additional Interest Amount due on the applicable Company Optional Redemption Date in cash.

f. Conversion Upon Fundamental Change.  The conversion by the Holder at any time following the earlier of (a) public announcement of a Change of Control or (b) its receipt of a Change of Control Notice during the Change of Control Conversion/Redemption Period shall be a “Change of Control Conversion”. In connection with a Change of Control Conversion, the Company shall deliver, in addition to the delivery of shares of Common Stock issuable pursuant to the terms of this Section 3, an amount in cash by wire transfer of immediately available funds equal to the greater of (i) fifty percent (50%) of the Additional Interest Amount and (ii) the Make-Whole Premium, with respect to any amount of Principal converted in accordance with Section 3(c); provided, that the Company may pay all or a portion of such Additional Interest Amount or Make-Whole Premium, as the case may be, in shares of registered and unrestricted Common Stock so long the Additional Interest Shares Equity Conditions have been satisfied and so long as such shares of Common Stock are convertible or exchangeable into the form of consideration paid to holders of Common Stock in connection with such Change of Control. If any portion of the Additional Interest Amount or Make-Whole Premium, as the case may be, shall be paid in shares of Common Stock, then the Company shall pay to the Holder, subject to Section 3(d), a number of shares of Common Stock equal to (x) the Additional Interest Amount or Make-Whole Premium, as the case may be, less the Cash Portion payable on the applicable Conversion Date divided by (y) the Optional Interest Price. Any shares of Common Stock shall be paid in a number of fully paid and nonassessable shares of Common Stock (rounded down to the nearest whole share, with any remaining amount to be paid in cash).

g. Concurrent Conversions.  Notwithstanding the foregoing, if the provisions of both Sections 3(e) and 3(f) could be applicable (e.g., during the time period set forth in Section 3(e)(i) above a Change of Control Notice is delivered to the Holder by the Company or the Company publicly announces a Change of Control), the Holder shall be entitled to receive the greater of the amounts to which it may be entitled under Sections 3(e) and 3(f).

4. RIGHTS UPON EVENT OF DEFAULT.

a. Event of Default.  Each of the following events shall constitute an “Event of Default”:

i. the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

ii. the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock, Additional Interest Shares or Make-Whole Amount within ten (10) Trading Days after the applicable Conversion Date, Company Optional Redemption Date or redemption pursuant to a Change of Control, as the case may be, or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a proper request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes, other than pursuant to Section 3(d);

iii. at any time following the tenth (10th) consecutive Business Day that the Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full amount of Principal of this Note (without regard to any limitations on conversion set forth in Section 3(d) or otherwise);

iv. the Company’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption amounts due hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest and/or Late Charges when and as due, in which case only if such failure continues for a period of at least five (5) Business Days;

v. any default under or acceleration prior to maturity of any Indebtedness of the Company or any of its Subsidiaries (as defined in Section 3(a) of the Securities Purchase Agreement) in the principal amount of at least $10,000,000 in respect of any default (other than in respect of a default under the Ableco Loan Agreement or the Foothill Loan Agreement, which shall not result in an Event of Default) or at least $5,000,000 in respect of any acceleration prior to maturity other than with respect to any Other Notes;

vi. the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

vii. a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its material Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its material Subsidiaries or (C) orders the liquidation of the Company or any of its material Subsidiaries;

viii. a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $10,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

ix. other than as specifically set forth in another clause of this Section 4(a), the Company breaches (subject to the materiality thresholds, if any, applicable in the related Transaction Document in the provisions thereof relating to events of default, termination rights of any Buyer or the right to any damages to be paid by the Company under such Transaction) any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition of any material Transaction Document (including, without limitation, the Securities Purchase Agreement, the Registration Rights Agreement and the voting agreements, the common stock purchase warrants and the share borrow agreement of Carlos Aguero, all of which are being executed in connection with the sale and issuance of the Notes) which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days;

x. any breach or failure in any respect to comply with either of Sections 8 or 13 of this Note; or

xi. any Event of Default (as defined in the Other Notes) occurs and is continuing with respect to any Other Notes.

b. Redemption Right.  Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall within one (1) Business Day deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the amount of Principal of this Note the Holder is electing to require the Company to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price (the “Event of Default Redemption Price”) equal to the greater of (i) the product of (A) the amount of Principal to be redeemed and (B) the Redemption Premium and (ii) the product of (A) the Conversion Rate with respect to such amount of

Principal in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the greater of (1) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default, (2) the Closing Sale Price of the Common Stock on the date immediately after such Event of Default and (3) the Closing Sale Price of the Common Stock on the date the Holder delivers the Event of Default Redemption Notice. Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 9. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. If an Event of Default occurs as a result of the Company’s failure to timely pay the amounts payable pursuant to Section 5(b), the Event of Default Redemption Price shall be the amount that was otherwise payable under Section 8(b) plus the greater of (a) fifty percent (50%) of the Additional Interest Amount and (b) the Make-Whole Premium. If an Event of Default occurs as a result of the Company’s failure to timely pay the amounts payable pursuant to Section 8(b), the Event of Default Redemption Price shall be the amount that was otherwise payable under Section 8(b) plus the Additional Interest Amount. If a Change of Control transaction is publicly announced at a time when an Event of Default has occurred and is continuing but prior to redemption pursuant to an Event of Default Redemption Notice, the Holder may elect to receive the Change of Control Redemption Price instead of the Event of Default Redemption Price. If a Change of Control transaction is publicly announced within thirty (30) days following a redemption pursuant to an Event of Default Redemption Notice, the Holder shall be entitled to an additional payment equal to the additional amount the Holder would have been entitled to receive had the Change of Control been publicly announced pursuant to this Section 4(b). The parties hereto agree that in the event of the Company’s redemption of any portion of the Note or other payment payable under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Redemption Premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

5. RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

a. Assumption.  The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property) issuable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of the common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

b. Redemption Right.  No sooner than sixty (60) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period beginning after the earlier of Holder’s receipt of a Change of Control Notice or public announcement of a Change of Control and ending twenty (20) Trading Days after the date of the consummation of such Change of Control, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the amount of Principal the Holder is electing to require the Company to redeem. The portion of this Note subject to redemption pursuant to this Section 5(b) shall be redeemed by the Company in cash at a price (the “Change of Control Redemption Price”) equal to the sum of (i) the amount of Principal being redeemed plus accrued unpaid Interest thereon to but not including the redemption date plus (ii) an amount in cash equal to the greater of (a) fifty percent (50%) of the Additional Interest Amount and (b) the Make-Whole Premium. Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 9 and shall have priority to payments to stockholders in connection with a Change of Control as such redemption obligation shall constitute a debt obligation of the Company. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the amount of Principal to be redeemed under this Section 5(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3 (including, without limitation, the right to receive the amounts set forth in Section 3(f)). The Change of Control Redemption Price will be payable regardless of whether the amount of Principal to be redeemed is redeemed for cash or converted to shares of Common Stock pursuant to Section 3(f). The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 5(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Change of Control redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

c. Make-Whole Premium.

i. (a) The Make-Whole Premium shall equal an amount calculated in accordance with this Section 5(c). The Make-Whole Premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to the Holder upon conversion as described in this Convertible Note.

(b) The applicable “Make-Whole Premium” shall be determined by reference to the table attached hereto as Annex I (the “Make-Whole Premium Table”), and shall be payable per each $1,000 principal amount and is based on the Effective Date and the Stock Price.

(c) The exact Stock Price and Effective Date may not be set forth on the Make-Whole Premium Table, in which case, if the Stock Price is between two Stock Prices on the Make-Whole Premium Table or the Effective Date is between two Effective Dates on the Make-Whole Premium Table, the Make-Whole Premium shall be determined by straight-line interpolation between Make-Whole Premium amounts set forth for the higher and lower Stock Prices and the two Effective Dates, as applicable, based on a 365-day year (or a 366-day year if the Effective Date occurs in a leap year). The Stock Prices set forth in the column headers are subject to adjustment pursuant to Section 5(c)(iii).

(i) If the Stock Price is less than or equal to $8.00 (subject to adjustment pursuant to Section 5(c)(iii), the “Stock Price Threshold”), the Make-Whole Premium shall be equal to zero.

(ii) If the Stock Price is equal to or greater than $36.00 (subject to adjustment pursuant to Section 5(c)(iii), the “Stock Price Cap”), the Make-Whole Premium shall be equal to zero.

(iii) “Stock Price” means the price paid per share of Common Stock in the transaction constituting the Change of Control, determined as follows: (i) if holders of Common Stock receive only cash in the transaction constituting the Change of Control, the Stock Price shall equal the cash amount paid per share of Common Stock; and (ii) in all other cases, the Stock Price shall equal the arithmetic average of the Closing Sale Price of a share of Common Stock over the five Trading Day period ending on the Trading Day immediately preceding the Effective Date; and “Effective Date” means the date that a Change of Control becomes effective.

ii. At the Holder’s election, the Company shall pay the Make-Whole Premium in cash or if the conditions set forth in Section 3(f) have been satisfied in shares of Common Stock (other than cash paid in lieu of fractional shares) and so long as such shares of Common Stock are convertible or exchangeable into the form of consideration paid to holders of Common Stock in connection with the Make-Whole Premium shall be calculated in the manner set forth in Section 3(f).

iii. Whenever the Conversion Price shall be adjusted from time to time by the Company pursuant to Section 7, the Stock Price Threshold and the Stock Price Cap shall be adjusted and each of the Stock Prices set forth in the Make-Whole Premium Table shall be adjusted. The adjusted Stock Price Threshold, Stock Price Cap and Stock Prices set forth in the Make-Whole Premium Table shall equal the Stock Price Threshold, the Stock Price Cap and such Stock Prices, as the case may be, immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Price as so adjusted and the denominator of which is the Conversion Price immediately prior to the adjustment giving rise to such adjustment. The Company shall distribute to the Holder and the holders of the Other Notes a copy of the adjusted Make-Whole Premium Table in accordance with Section 23(a)(i).

6. RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

a. Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. The provisions of this Section shall apply similarly and equally to successive Purchase Rights. The provisions of Section 7(a) shall not apply with respect to any Purchase Rights, if the Holder elects to exercise such Purchase Rights.

b. Other Corporate Events.  In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

7. RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

a. Adjustment of Conversion Price upon Issuance of Common Stock.  Subject to the provisions of Section 6(a), if and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Conversion Price then in effect shall be reduced to an amount equal to the product of (x) the Applicable Price and (y) the quotient determined by dividing (A) the sum of (I) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Issuance and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (B) the product derived by multiplying (I) the Applicable Price by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable (except in connection with the issuance of Excluded Securities), unless holders of the Notes representing more than 50% of the aggregate outstanding principal amount of the Notes waive, prospectively or retroactively, the provisions of this Section 7 for such Dilutive Issuance, in which case no adjustment to the Conversion Price shall be made, or if waived retroactively, any such adjustment shall be reversed, in such instance:

i. Issuance of Options.  If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

ii. Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

iii. Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

iv. Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, (x) the Options will be deemed to have been issued for a value determined by use of the Black-Scholes Option Pricing Model (the “Option Value”) and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Company, less (II) the Option Value. If any

Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

v. Record Date.  If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

b. Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time on or after the Subscription Date subdivides (by any stock dividend, stock split, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

c. Other Events.  If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features but excluding the issuance of Excluded Securities), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

d. Voluntary Decrease.  The Company may at any time during the term of this Note reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors.

8. MANDATORY REDEMPTION AND OPTIONAL REDEMPTION.

a. Holder’s Right of Mandatory Redemption.

i. General.  On each Holder Mandatory Redemption Date, the Holder shall have the right, in its sole discretion, to require that the Company redeem all or any portion of this Note (a “Holder Mandatory Redemption”) by delivering written notice thereof to the Company (a “Holder Mandatory Redemption Notice”) at any time on or prior to such Holder Mandatory Redemption Date. The Holder Mandatory Redemption Notice shall indicate the amount of Principal the Holder is electing to have redeemed (the “Holder Mandatory Redemption Amount”) on the Holder Mandatory Redemption Date. The portion of this Note subject to redemption pursuant to this Section 8 shall be redeemed by the Company in cash at a price equal to the amount of Principal being redeemed (the “Holder Mandatory Redemption Price”). Notwithstanding anything to the contrary, in the event a Holder Mandatory Redemption occurs on June 30, 2014, the Company shall also pay to the Holder the accrued but unpaid interest allocable to the Principal being so redeemed. Redemptions required by this Section 8 shall be made in accordance with the provisions of this Section 8 and Section 9. Notwithstanding anything to the contrary in this Section 8, but subject to Section 3(d), until the Holder receives the Holder Mandatory Redemption Price, the Holder Mandatory Redemption Amount may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3, and any such conversion shall reduce the Holder Mandatory Redemption Amount. The Company shall deliver written notice (the “Company Notice”) to the Holder no earlier than twenty (20) Business Days and no later than five (5) Business Days prior each Holder Mandatory Redemption Date stating the Holder’s right of redemption under this Section 8 for the applicable Holder Mandatory Redemption Date.

ii. Mechanics of Holder Mandatory Redemption.  If the Holder elects a Holder Mandatory Redemption in accordance with Section 8(a)(i), then the Holder Mandatory Redemption Amount which is to be paid to the Holder on the applicable Holder Mandatory Redemption Date shall be redeemed by the Company, and the Company shall pay to the Holder on the later of (A) the applicable Holder Mandatory Redemption Date and (B) the second (2nd) Business Day following receipt by the Company of the Holder Mandatory Redemption Notice (the “Holder Mandatory Redemption Payment Date”), by wire transfer of immediately available funds, the Holder Mandatory Redemption Price. If the Company fails to redeem the Holder Mandatory Redemption Amount on the Holder Mandatory Redemption Payment Date by payment of the Holder Mandatory Redemption Price on such date, then at the option of the Holder designated in writing to the Company (any such designation shall be deemed a “Conversion Notice” pursuant to Section 3(c) for purposes of this Note), the Holder may require the Company to convert all or any part of the Holder Mandatory Redemption Amount at 75% of the Optional Interest Price. Conversions made pursuant to this Section 8(a) shall be made in accordance with the provisions of Section 3(c).

b. Company’s Right of Optional Redemption.

i. General.

(a) At any time and from time to time on or after and from and after June 30, 2011 (the “Company Optional Redemption Triggering Date”) and prior to June 30, 2014, so long as there shall not have been an Equity Conditions Failure, the Company shall have the right, in its sole discretion, to redeem all or any portion of this Note (a “Company Redemption”). The portion of this Note subject to redemption pursuant to this Section 8(b)(i)(A) shall be redeemed by the Company in cash at a price (the “Company Optional Redemption Price”) equal to (i) the product of the Principal being redeemed and 150% plus (ii) the sum of (x) accrued and unpaid Interest, if any, with respect to such Principal, and (y) accrued and unpaid Late Charges, if any, with respect to such Principal and Interest. The Additional Interest Amount, if any, for such Principal to be redeemed shall also be payable to the Holder in cash, or, at the election of the Company, in shares of Common Stock as described in Section 3(e)(i) upon a Company Redemption that occurs at any time from the Company Optional Redemption Triggering Date through but not including June 30, 2014; provided, however, if the amount that the Holder could receive under Section 3(f) is greater (as well as the holders of the Other Notes under the analogous provision thereof), the Holder and the holders of the Other Notes shall receive such greater amount. For the avoidance of doubt, the amount that would otherwise be payable to the Holder pursuant to the immediately preceding sentence upon a Company Redemption shall be payable to the Holder if the Holder exercises its conversion right herein following the Company’s issuance of a Company Optional Redemption Notice (as defined below) but prior to the corresponding Company Redemption.

(b) At any time and from time to time on or after June 30, 2014, so long as there shall not have been an Equity Conditions Failure, the Company shall have the right, in its sole discretion, to initiate a Company Redemption for any or all of the Principal of this Note. The portion of this Note subject to redemption pursuant to this Section 8(b)(i)(B) shall be redeemed by the Company in cash at a Company Optional Redemption Price equal to (i) 100% of the Principal being redeemed plus (ii) the sum of (x) accrued and unpaid Interest, if any, with respect to such Principal, and (y) accrued and unpaid Late Charges, if any, with respect to such Principal and Interest.

ii. Mechanics.  The Company may exercise its redemption right under this Section 8(b) by delivering a written notice thereof by confirmed facsimile and overnight courier to all, but not less than all, of the holders of the Notes (the “Company Optional Redemption Notice” and the date such notice is delivered to all the holders is referred to as the “Company Optional Redemption Notice Date”). A Company Optional Redemption Notice shall be irrevocable. Each Company Optional Redemption Notice shall state the aggregate Principal of the Notes which the Company has elected to be subject to such Company Optional Redemption from all of the holders of the

Notes pursuant to this Section 8(b) (and analogous provisions under the Other Notes) on the Company Optional Redemption Date plus accrued and unpaid Late Charges with respect to such Principal and Interest (the “Company Redemption Amount”), provided, however, that the aggregate principal amount subject to the Company Redemption pursuant to Section 8(b)(i)(A) for all Notes in any consecutive twelve (12) month period beginning June 30, 2011 shall not exceed more than $30,000,000, including for purposes of this calculation, the Principal converted pursuant to Section 3(e) equal to the Holder’s pro rata allocation of the aggregate principal amount of the Notes that could be redeemed by the Company in that calendar year (and analogous provisions under the Other Notes). Upon receipt of a Company Optional Redemption Notice, if the Holder elects to convert any or all of the Principal to be so redeemed hereby, the Holder shall deliver to the Company written notice of such election, and the Principal to be converted shall be so converted in accordance with Section 3(e) no later than three (3) Business Days prior to the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”) which date (A) shall be set forth in the Company Optional Redemption Notice and (B) shall not be less than twenty (20) Business Days nor more than seventy-five (75) Business Days after the Company Optional Redemption Notice Date.

iii. Pro Rata Redemption Requirement.  If the Company elects to cause a Company Optional Redemption pursuant to Section 8(b), then it must simultaneously take the same action with respect to the Other Notes. If the Company elects to cause a Company Optional Redemption pursuant to this Section 8(b) (or similar provisions under the Other Notes) with respect to less than all of the principal amount of the Notes then outstanding, then the Company shall require redemption of a Principal amount from the Holder and each holder of the Other Notes equal to the product of (A) the aggregate principal amount of Notes which the Company has elected to cause to be redeemed pursuant to Section 8(b), multiplied by (B) the fraction, the numerator of which is the sum of the initial principal amount of Notes purchased by such holder and the denominator of which is the initial principal amounts of Notes purchased by all holders holding outstanding Notes (such fraction with respect to each holder is referred to as its “Redemption Allocation Percentage”, and such amount with respect to each holder is referred to as its “Pro Rata Redemption Amount”); provided that in the event that the initial holder of any Notes has sold or otherwise transferred any of such holder’s Notes, the transferee shall be allocated a pro rata portion of such holder’s Redemption Allocation Percentage and Pro Rata Redemption Amount.

c. Redemptions Generally.  Any redemptions made pursuant to this Section 8 shall be made in accordance with Section 9. No later than one (1) Trading Day following any Holder Mandatory Redemption Date or Company Optional Redemption Date, the Company shall file a Current Report on Form 8-K describing the terms of such Holder Mandatory Redemption or Company Optional Redemption, as the case may be. To the extent redemptions required by this Section 8 are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 8, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 8 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

9. REDEMPTIONS.

a. Mechanics.  The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder (i) concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and (ii) within five (5) Business Days after the Company’s receipt of such notice otherwise. The Company shall deliver the applicable Holder Mandatory Redemption Price on the applicable Holder Mandatory Redemption Payment Date and the applicable Company Optional Redemption Price on the applicable Company Optional Redemption Date. The deadlines for payment set forth in the foregoing sentences of this Section 9(a) shall apply to cash payments or issuances of shares of Common Stock issuable upon conversion of the amount of Principal selected for redemption or redemption premiums in accordance with the other provisions of this Note. In the event of a redemption or conversion of less than all of the Principal of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal which has not been redeemed. If the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption or conversion, to require the Company to promptly return to the Holder all or any portion of this Note representing the amount of Principal that was submitted for or subject to redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid or shares of Common Stock have not been issued therefore, or any combination thereof. Upon the Company’s receipt of such cancellation notice, (x) the applicable Redemption Notice shall be null and void with respect to such amount of Principal that was not redeemed or converted, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 17(d)) to the Holder representing such amount of Principal to be redeemed and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the applicable Redemption Notice is delivered to the Company and ending on and including the date on which the applicable Redemption Notice is voided. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the amount of Principal subject to such notice.

b. Redemption by Other Holders.  Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b), Section 5(b) or Section 8 (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

10. NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

11. RESERVATION OF AUTHORIZED SHARES.

a. Reservation.  The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 115% of the Conversion Rate with respect to the Principal of each such Note as of the Issuance Date; provided that within seventy-five (75) days after the Issuance Date, the Company shall have reserved out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 130% of the Conversion Rate with respect to the Principal of each such Note as of such date. So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, initially 115%, and at all times following the seventy-fifth (75th) day following the Issuance Date, 130%, of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the Closing (as defined in the Securities Purchase Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

b. Insufficient Authorized Shares.  If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

12. VOTING RIGHTS.  The Holder shall have no voting rights as the holder of this Note, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware, and as expressly provided in this Note.

13. COVENANTS.

a. Rank.  All payments due under this Note (a) shall rank pari passu with all Other Notes and, subject to the terms and conditions of the Subordination Agreement, shall be unsubordinated obligations of the Company and (b) shall be senior to all other Indebtedness of the Company permitted to be incurred pursuant to clause (iv) of the definition of “Permitted Indebtedness.”

b. Incurrence of Indebtedness.

i. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee or assume any Indebtedness other than (x) Permitted Indebtedness and (y) any additional Indebtedness (other than Indebtedness described in clause (iv) of the definition of “Permitted Indebtedness”) that has no material equity component and where the ratio of Consolidated Funded Indebtedness of the Company and its Subsidiaries to TTM EBITDA of the Company and its Subsidiaries for the twelve month period most recently ended (as measured as of the end of the most recently completed fiscal quarter) does not exceed 3.50 to 1.00 (both immediately prior to the incurrence, guarantee or assumption of such additional Indebtedness and immediately after giving effect thereto). For the avoidance of doubt, this Note and the Other Notes shall not be included in the incurred indebtedness calculation of clause 13(b)(i)(y) above.

ii. For purposes of this Section 13(b), “Consolidated Funded Indebtedness” and “TTM EBITDA” shall have the meanings given to them in the Financing Agreement by and among the Company, each Subsidiary listed as “Guarantor” thereto, the lenders from time to time party thereto, Ableco, as collateral agent for the lenders, and Ableco, as administrative agent for the lenders, dated as of July 3, 2007, as amended, supplemented or otherwise modified through and including May 1, 2008. For avoidance of doubt, the definitions of such terms are set forth on Annex II hereto. In the event of any conflict between the definitions set forth on Annex II and in such financing agreement, the definitions set forth on Annex II shall govern and control.

iii. The Company shall provide a written report to the Holders of the results of the ratio analysis set forth in Section 13(b)(i) no later than the date the Company first announces its financial results for a fiscal quarter or fiscal year. If the Company is not in compliance with such ratio as of the applicable Incurred Indebtedness Measurement Date, the Company shall publicly disclose such results concurrently with its disclosure to the Holders.

c. Restriction on Redemption and Cash Dividends.  Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the Required Holders; provided, however, the provisions of this Section 13(c) shall not apply if the Closing Sale Price or Closing Bid Price, as applicable, of the Common Stock is greater than 125% of the Conversion Price in effect for the 10 Trading Day period ending on the date immediately prior to the date the Company’s board of directors approves a record date for a cash dividend, the public announcement of which shall be made no later than the next Business Day.

14. PARTICIPATION.  The Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

15. VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note or the Other Notes. No consideration shall be offered or paid to any holder of Notes to amend or consent to a waiver or modification of the Notes unless the same consideration also is offered to all of the holders of Notes.

16. TRANSFER.  This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement.

17. REISSUANCE OF THIS NOTE.

a. Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 17(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 17(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

b. Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal.

c. Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 17(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

d. Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 17(a) or Section 17(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges, if any, on the Principal and Interest of this Note, from the Issuance Date.

18. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

19. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

20. CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

21. FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

22. DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate, the Conversion Price or any Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate, Conversion Price or any Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

23. NOTICES; PAYMENTS.

a. Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common

Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

b. Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under this Note which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate that would have applied during the incurrence and continuance of an Event of Default (“Late Charge”).

24. CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

25. WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

26. GOVERNING LAW; JURISDICTION; JURY.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address as provided in Section 23 hereof and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

27. SEVERABILITY.  If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

28. CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

a. “Ableco Loan Agreement” means the Financing Agreement by and among the Company, each Subsidiary listed as a “Guarantor” thereto, the lenders from time to time party hereto, Ableco Finance LLC (“Ableco”), as collateral agent for the lenders, and Ableco, as administrative agent for the lenders dated as of July 3, 2007, as amended, restated, supplemented, extended, renewed, refinanced or otherwise modified from time to time.

b. “Additional Interest Amount” means an amount equal to the difference between (i) an amount of Interest that, but for the applicable conversion or redemption, would have been paid to the Holder on such amount of Principal subject to such conversion or redemption from the Issuance Date through but not including June 30, 2014 discounted to the present value of such interest using a discount rate equal to three and one-half percent (3.50%) and (ii) the amount of Interest already paid to the Holder through the applicable Conversion Date, Company Optional Redemption Date or effective date of a Change of Control, as applicable.

c. “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company.

d. “Bloomberg” means Bloomberg Financial Markets.

e. “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

f. “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

g. “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 22. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

h. “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

i. “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 7(a)(i) and 7(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time or exercised at any time, but excluding any Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Notes.

j. “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

k. “Convertible Securities” means any stock, warrants, rights or other securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

l. “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., The NASDAQ Global Market, The NASDAQ Capital Market or The NASDAQ Global Select Market.

m. “Equity Conditions” means that each of the following conditions is satisfied: (i) on each day during the period beginning six (6) month prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), either (x) the Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) or (y) all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (iii) during the Equity Conditions Measuring Period, the Company shall have delivered shares of Common Stock upon conversion of the Notes to the holders on a timely basis as set forth in Section 3(c)(ii) hereof (and analogous provisions under the Other Notes); (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 3(d) hereof and the rules or regulations of the Principal Market or any applicable Eligible Market; (v) the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document; (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated, or (B) an Event of Default or (C) an event that with the passage of time or giving of notice would constitute an Event of Default; (vii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any shares of Common Stock issuable upon conversion of the Notes not to be eligible for sale without restriction pursuant to Rule 144 (and not subject to the provisions of Rule 144(c)(i) and any applicable state securities laws and (viii) the Company otherwise shall have been in material compliance with and shall not have breached any provision, covenant, representation or warranty of any material Transaction Document.

n. “Equity Conditions Failure” means that on any day during the period commencing ten (10) Trading Days prior to the applicable (i) Mandatory Conversion Notice Date through the applicable Mandatory

Conversion Date, (ii) the Company Optional Redemption Notice Date through the applicable Company Optional Redemption Date or (iii) conversion date pursuant to a conversion event set forth in Section 3(e)(i), the Equity Conditions have not been satisfied (or waived in writing by the Holder).

o. “Excluded Security” means any Common Stock issued or issuable: (i) in connection with acquisitions with one or more non-affiliated third parties on an arm’s length basis, the primary purpose of which is not to raise additional capital; (ii) in connection with the grant of options to purchase Common Stock, restricted stock awards or other stock-based awards or sales, with, in the case of stock options or other stock-based awards requiring payment therefor, exercise or purchase prices not less than the market price of the Common Stock on the date of grant or issuance, which are issued, granted or sold to employees, officers or directors of the Company for the primary purpose of soliciting or retaining their employment or service pursuant to an Approved Stock Plan, and the Common Stock issued upon the exercise thereof; (iii) upon conversion or redemption of this Note and the Other Notes; (iv) upon the exercise of the Warrants; (v) pursuant to any bona fide firm commitment underwritten public offering with a nationally recognized underwriter, which generates gross proceeds to the Company in excess of $25,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”); and (vi) upon exercise of any Options or Convertible Securities which are outstanding on the Subscription Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date to lower the exercise or conversion price, to increase the number of shares of capital stock issuable upon conversion or exercise, to extend the expiration or termination date or to change the antidilution provisions.

p. “Foothill Loan Agreement” means the Amended and Restated Loan and Security Agreement by and among the Company, and each of the Subsidiaries that are signatories thereto as Borrowers, the lenders that are signatories thereto as the Lenders, and Wells Fargo Foothill, Inc. as the Arranger and Administrative Agent dated as of July 3, 2007, as amended, restated, supplemented, extended, renewed, refinanced or otherwise modified from time to time.

q. “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Voting Stock of the Company.

r. “GAAP” means United States generally accepted accounting principles, consistently applied.

s. “Holder Pro Rata Amount” means a fraction (i) the numerator of which is the Principal amount of this Note on the Closing Date and (ii) the denominator of which is the aggregate principal amount of all Notes issued to the initial purchasers pursuant to the Securities Purchase Agreement on the Closing Date.

t. “Holder Mandatory Redemption Date” means each of June 30, 2014, April 30, 2016, and April 30, 2020.

u. “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above. For the avoidance of doubt, “Indebtedness” shall not include unsecured indebtedness to trade creditors incurred in the ordinary course of business.

v. “Interest Rate” means 7.00% per annum, subject to adjustment as set forth in Section 2.

w. “Lien” means any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries.

x. “Optional Interest Price” means, the lower of (i) the applicable Conversion Price and (ii) that price which shall be computed as 90% of the arithmetic average of the Weighted Average Price of the Common Stock on each five (5) consecutive Trading Days immediately preceding the applicable Conversion Date (each such period, an “Optional Interest Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during the applicable such Optional Interest Measuring Period.

y. “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

z. “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

aa. “Permitted Indebtedness” means (i) Indebtedness under the Foothill Loan Agreement in an aggregate principal amount not to exceed $100,000,000 at any time, (ii) Indebtedness other than described in clause (i) or (vi) of this definition outstanding on the Subscription Date, (iii) the Indebtedness evidenced by this Note and the Other Notes, (iv) unsecured Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement reasonably acceptable to the Holder, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (2) total interest and fees at a rate in excess of nine percent (9.00%) per annum, (v) Indebtedness secured by Permitted Liens, (vi) Indebtedness under the Ableco Loan Agreement in an aggregate principal amount not to exceed $67,150,000 at any time; provided, that such amount may be increased by up to $10,000,000 notwithstanding the Company’s noncompliance with Section 13 (b) so long as: (1) a Default or an Event of Default has occurred and is continuing under the Ableco Loan Agreement; and (2) such additional Indebtedness is necessary (A) to protect all or any portion of the Collateral (as such term is defined in the Ableco Loan Agreement) or (B) to enhance the likelihood, or maximize the amount of, repayment of the Indebtedness incurred pursuant to the Ableco Loan Agreement, and (vii) extensions, refinancings and renewals of any items of Permitted Indebtedness and any Indebtedness that was permitted to be incurred pursuant to Section 13(b) hereof, provided that no material equity component is contained in such extensions, refinancings or renewals and the principal amount (or in the case of revolving credit facilities, the maximum amount of revolving commitments thereunder) is not increased (other than to account for costs, expenses and fees relating to such extensions, refinancings or renewals) or the terms modified to impose materially more burdensome terms upon the Company or its Subsidiaries, as the case may be, other than with respect to an increase in the interest rate applicable to such Indebtedness so long as the interest rate applicable thereto is on terms consistent with then prevailing market terms.

bb. “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (v) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) and (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods and (viii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(ix).

cc. “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

dd. “Principal Market” means The American Stock Exchange.

ee. “Redemption Notices” means, collectively, the Event of Default Redemption Notices, the Change of Control Redemption Notices, the Company Optional Redemption Notice and the Holder Mandatory Redemption Notice, each of the foregoing, individually, a Redemption Notice.

ff. “Redemption Premium” means (i) in the case of the Events of Default described in Section 4(a)(i) — (v) and (viii) — (xi), 125% or (ii) in the case of the Events of Default described in Section 4(a)(vi) — (vii), 100%.

gg. “Redemption Prices” means, collectively, the Event of Default Redemption Price, the Change of Control Redemption Price, the Company Optional Redemption Price and the Holder Mandatory Redemption Price (each of the foregoing, individually, a “Redemption Price”).

hh. “Registration Rights Agreement” means that certain registration rights agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes relating to, among other things, the registration of the resale of the Common Stock issuable upon conversion of the Notes.

ii. “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

jj. “SEC” means the United States Securities and Exchange Commission.

kk. “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes, as amended by that certain letter agreement dated May 1, 2008, pursuant to which the Company issued the Notes.

ll. “Subscription Date” means April 23, 2008.

mm. “Subsidiary” means any entity in which the Company, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

nn. “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

oo. “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

pp. “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

qq. “Warrants” means the common stock purchase warrants issued to the initial Holders of the Notes pursuant to and as contemplated by the Securities Purchase Agreement.

rr. “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 22. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

29. DISCLOSURE.  Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

Metalico, Inc.

By:
Name:

Title:

[Signature Page to Senior Convertible Note]

ANNEX I
MAKE-WHOLE TABLE

Additional Amounts Payable Per $1,000 Principal Amount
Effective Date

Stock Price	5/1/2008	10/30/2008	4/30/2009	10/30/2009	4/30/2010	10/30/2010	4/30/2011	10/30/2011	4/30/2012	10/30/2012	4/30/2013	10/30/2013	6/30/2014

$8.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
$8.80	4.81	5.53	2.58	1.28	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
$9.60	46.19	45.76	41.14	37.94	32.68	22.73	23.67	29.93	27.76	22.37	12.48	0.00	0.00
$10.40	88.63	87.15	80.98	75.97	68.26	55.21	54.65	59.86	56.28	48.78	35.24	12.85	0.00
$11.20	132.03	129.58	121.97	115.23	105.13	88.76	86.49	90.93	86.34	77.33	61.02	32.23	0.00
$12.00	176.29	172.94	164.00	155.64	143.21	123.38	119.01	122.90	117.70	107.73	89.52	55.84	0.00
$12.80	221.31	217.14	206.98	197.10	182.45	159.05	152.08	155.61	150.10	139.68	120.42	83.51	0.00
$13.60	267.04	262.10	250.83	239.55	222.79	195.80	185.55	188.88	183.37	172.95	153.41	114.90	0.00
$14.40	308.48	305.24	300.69	295.32	282.31	273.42	262.00	253.34	234.13	208.88	174.70	123.86	0.00
$15.20	299.13	295.54	290.61	284.79	271.27	261.78	249.68	240.21	220.07	193.71	158.20	105.85	0.00
$16.00	290.23	286.34	281.07	274.85	260.90	250.90	238.22	228.10	207.21	180.03	143.63	90.71	0.00
$16.80	281.74	277.58	272.01	265.46	251.13	240.71	227.55	216.90	195.43	167.66	130.77	78.07	0.00
$17.60	273.62	269.23	263.41	256.56	241.92	231.13	217.59	206.51	184.62	156.48	119.41	67.54	0.00
$18.40	265.84	261.25	255.20	248.11	233.20	222.12	208.26	196.87	174.67	146.34	109.37	58.82	0.00
$19.20	258.38	253.61	247.38	240.07	224.94	213.62	199.52	187.88	165.51	137.14	100.50	51.60	0.00
$20.00	251.21	246.28	239.89	232.41	217.10	205.58	191.29	179.50	157.04	128.76	92.63	45.63	0.00
$20.80	244.30	239.25	232.72	225.09	209.64	197.97	183.55	171.67	149.20	121.13	85.65	40.69	0.00
$21.60	237.65	232.48	225.84	218.09	202.53	190.75	176.24	164.32	141.93	114.15	79.45	36.61	0.00
$22.40	231.23	225.97	219.24	211.39	195.74	183.89	169.33	157.43	135.17	107.76	73.92	33.22	0.00
$23.20	225.03	219.69	212.88	204.96	189.25	177.36	162.79	150.95	128.88	101.90	68.98	30.40	0.00
$24.00	219.03	213.63	206.77	198.79	183.04	171.13	156.59	144.84	123.00	96.51	64.56	28.03	0.00
$24.80	213.22	207.77	200.87	192.86	177.09	165.18	150.69	139.07	117.50	91.54	60.58	26.05	0.00
$25.60	207.60	202.11	195.18	187.14	171.37	159.49	145.07	133.61	112.35	86.94	57.00	24.36	0.00
$26.40	202.14	196.63	189.68	181.63	165.88	154.05	139.72	128.45	107.51	82.68	53.75	22.92	0.00
$27.20	196.85	191.32	184.36	176.32	160.60	148.83	134.62	123.54	102.95	78.72	50.81	21.68	0.00
$28.00	191.71	186.17	179.21	171.19	155.51	143.81	129.74	118.88	98.66	75.04	48.12	20.59	0.00
$28.80	186.71	181.17	174.23	166.23	150.61	139.00	125.07	114.45	94.60	71.60	45.67	19.64	0.00
$29.60	181.86	176.32	169.40	161.43	145.88	134.37	120.59	110.22	90.77	68.38	43.42	18.79	0.00
$30.40	177.13	171.60	164.71	156.79	141.31	129.91	116.30	106.18	87.13	65.36	41.34	18.02	0.00
$31.20	172.53	167.02	160.16	152.29	136.89	125.61	112.18	102.32	83.68	62.52	39.41	17.32	0.00
$32.00	168.05	162.56	155.74	147.92	132.61	121.46	108.21	98.63	80.39	59.85	37.63	16.67	0.00
$32.80	163.68	158.22	151.44	143.69	128.48	117.46	104.40	95.10	77.26	57.32	35.96	16.07	0.00
$33.60	159.42	154.00	147.27	139.58	124.47	113.59	100.72	91.70	74.28	54.93	34.40	15.51	0.00
$34.40	155.27	149.88	143.21	135.59	120.58	109.85	97.18	88.45	71.43	52.67	32.93	14.97	0.00
$35.20	151.22	145.87	139.25	131.71	116.82	106.23	93.76	85.31	68.71	50.51	31.55	14.46	0.00
$36.00	147.27	141.96	135.40	127.94	113.16	102.72	90.46	82.30	66.10	48.46	30.25	13.97	0.00

I-1

ANNEX II

SECTION 13(b) DEBT INCURRENCE TEST DEFINITIONS

Solely for purposes of the debt incurrence test set forth in Section 13(b) of this Note, the following terms shall have the following meanings:

a. “Ableco” has the meaning specified in the preamble to the Financing Agreement, dated as of July 3, 2007, by and among METALICO, INC., a Delaware corporation, each subsidiary of the Borrower listed as a “Guarantor” on the signature pages thereto, the lenders from time to time party thereto, ABLECO FINANCE LLC, a Delaware limited liability company, as collateral agent for the Lenders, and Ableco, as administrative agent for the Lenders (the “Ableco Financing Agreement”).

b. “Administrative Agent” has the meaning specified in the preamble to the Ableco Financing Agreement.

c. “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

d. “Agent” and “Agents” have the respective meanings specified in the preamble to the Ableco Financing Agreement.

e. “Annaco” means, individually and collectively, Annaco, Inc., an Ohio corporation, 943 Hazel LLC, an Ohio limited liability company, and Ocanna Plant II LLC, an Ohio limited liability company.

f. “Annaco Acquisition” means the acquisition by Metalico Akron of substantially all of the assets of Annaco, Inc., an Ohio corporation, and the acquisition by Metalico Akron Realty of all of the Capital Stock of Elizabeth Hazel LLC, an Ohio limited liability company, a wholly-owned Subsidiary of 943 Hazel LLC, an Ohio limited liability company, and Melinda Hazel LLC, an Ohio limited liability company, a wholly-owned Subsidiary of Ocanna Plant II LLC, an Ohio limited liability company, all in accordance with the terms of the Annaco Acquisition Agreement.

g. “Annaco Acquisition Agreement” means that certain Agreement for Purchase of Assets, dated as of June 29, 2007, by and among Annaco, Metalico Akron and Metalico Akron Realty.

h. “Beacon” means Beacon Energy Corp. (formerly known as AgriFuel Co.), a Delaware corporation.

i. “Borrower” has the meaning specified in the preamble to the Ableco Financing Agreement.

j. “Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e. a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

k. “Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

l. “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

m. “CatCon Seller Subordinated Note” means a promissory note, dated January 25, 2008, in the original principal amount of $3,859,786.64, made by Metalico CatCon to the order of American CatCon Holdings.

n. “CatCon Subordination Agreement” means a Subordination Agreement, substantially in the form of Exhibit S-2 of the Ableco Financing Agreement, by and among the Collateral Agent, Foothill, and the holder of the CatCon Seller Subordinated Note.

o. “Collateral Agent” has the meaning specified in the preamble to the Ableco Financing Agreement.

p. “Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (i) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person and its Subsidiaries for such period: (A) Consolidated Net Interest Expense, (B) net income tax expense, (C) depreciation expense, (D) amortization expense, (E) non-cash compensation charges, (F) non-cash expenses relating to the Borrower’s ownership of the Capital Stock of Beacon, and (G) to the extent actually paid during such period, fees and expenses related to the consummation of the transactions contemplated to be closed on the Effective Date under the Ableco Financing Agreement and the transactions contemplated by the Annaco Acquisition Agreement, minus non-cash gains relating to the Borrower’s ownership of the Capital Stock of Beacon; provided that Consolidated EBITDA of the Borrower and its Subsidiaries for each fiscal month during the period from July 1, 2006 to June 30, 2007 shall be as mutually agreed to by the Borrower and the Agents; provided further that, for the purposes of calculating Consolidated EBITDA (other than for the purposes of calculating Excess Cash Flow) of the Borrower, the Consolidated EBITDA of any Person acquired by, or of a Person substantially all of whose assets are being acquired by, the Borrower or one or more of its Subsidiaries pursuant to an acquisition consented to in writing by the Required Lenders during such period shall be included on a pro forma basis for such period (as if the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period).

“Consolidated Funded Indebtedness” means, with respect to any Person at any date, all Indebtedness for borrowed money or letters of credit of such Person, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of such Person to a date more than one year from such date, including, in any event, but without duplication, with respect to the Borrower and its Subsidiaries, the Term Loan A, the Term Loan B, the Term Loan C, the amount of their Capitalized Lease Obligations, and the amount of the Foothill Indebtedness, but excluding, in any event, the Convertible Subordinated Debt to the extent permitted hereunder and the Indebtedness evidenced by the CatCon Subordinated Note and the Niagara Seller Subordinated Note.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any non-cash extraordinary or non-recurring gains or losses or non-cash gains or losses from Dispositions, (b) restructuring charges, (c) effects of discontinued operations, (d) interest that is paid-in-kind, (e) interest income, and (f) any tax refunds, net operating losses or other net tax benefits received during such period on account of any prior period.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, gross cash interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including interest expense paid to Affiliates of such Person), less (i) the sum of (A) interest income for such period and (B) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in such gross interest expense) and (B) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in such gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Convertible Notes” means the Senior Convertible Notes issued by the Borrower on May 1, 2008 in an aggregate original principal amount of $100,000,000.

“Convertible Notes Subordination Agreement” means the Subordination Agreement.

“Convertible Subordinated Debt” means the Indebtedness evidenced by the Convertible Notes; provided that such Indebtedness is on terms and conditions (including payment terms, interest rates, covenants, remedies, defaults and other material terms) reasonably satisfactory to the Collateral Agent and the Required Lenders and is expressly subordinated in right of payment to all Indebtedness of the Borrower under the Loan Documents by the execution and delivery of the Convertible Notes Subordination Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“Effective Date” means the date, on or after July 3, 2007, on which all of the conditions precedent set forth in Section 5.01 (Conditions to Loans — Conditions Precedent) of the Ableco Financing Agreement are first satisfied or waived.

“Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Collateral Agent to file financing statements in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement.

“Financial Statements” means (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2006, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the 3 months ended March 31, 2007, and the related consolidated statement of operations, shareholder’s equity and cash flows for the 3 months then ended.

“Foothill” means Wells Fargo Foothill, Inc., a California corporation.

“Foothill Indebtedness” means Indebtedness of the Loan Parties owing under the Foothill Loan Agreement.

“Foothill Loan Agreement” means that certain Amended and Restated Loan and Security Agreement, dated as of July 3, 2007, between Borrower, the Guarantors, and Foothill, as the same is amended or modified from time to time.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 (Covenants of the Loan Parties — Financial Covenants) of the Ableco Financing Agreement and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of the Ableco Financing Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 of the Ableco Financing Agreement, the Collateral Agent and the Borrower shall negotiate in good faith amendments to the provisions of the Ableco Financing Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of the Ableco Financing Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 of the Ableco Financing Agreement shall be calculated as if no such change in GAAP has occurred.

q. “Guarantor” and “Guarantors” (i) have the meanings specified therefor in the preamble to the Ableco Financing Agreement, and (ii) include each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

r. “Guaranty” means (i) the guaranty of each Guarantor party hereto contained in Article XI (“Events of Default”) of the Ableco Financing Agreement, and (ii) each other guaranty made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders pursuant to the requirements of Section 7.01(b) (“Affirmative Covenants — Additional Guaranties and Collateral Security”) or otherwise.

s. “Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

t. “Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used or acquired by such Person, even though the rights and remedies of the lessor, seller or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations; (ix) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; (xi) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; and (xii) all obligations referred to in clauses (i) through (xi) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

u. “Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the Effective Date, duly executed by each of the Loan Parties, substantially in the form of Exhibit I-1 of the Ableco Financing Agreement.

v. “Intercreditor Agreement” means an Intercreditor Agreement, dated as of even date herewith, substantially in the form of Exhibit I-2 of the Ableco Financing Agreement, by and between the Collateral Agent and Foothill.

w. “Lender” and “Lenders” have the meanings specified in the preamble to the Ableco Financing Agreement.

x. “Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

y. “Loan” means the Term Loan A. the Term Loan B or the Term Loan C.

z. “Loan Document” means the Ableco Financing Agreement, the Term Loan A Funds Flow Agreement, the Term Loan B Funds Flow Agreement, the Intercompany Subordination Agreement, any Guaranty, any Security Agreement, any Mortgage, any Filing Authorization Letter, the Convertible Notes Subordination Agreement, the Intercreditor Agreement, the Niagara Subordination Agreement, the CatCon Subordination Agreement and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

aa. “Loan Party” means the Borrower or any Guarantor.

bb. “Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent pursuant to the provisions hereof or otherwise.

cc. “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

dd. “Niagara Seller Subordinated Note” means a promissory note, dated October 31, 2005, in the original principal amount of $1,000,000 (with an outstanding principal balance of approximately $625,000 as of May 31, 2007), made by Metalico Niagara to the order of Ange’s Scrap Iron and Metal, Inc.

ee. “Niagara Subordination Agreement” means a Subordination Agreement, substantially in the form of Exhibit S-1 of the Ableco Financing Agreement, by and among the Collateral Agent, Foothill, and the holder of the Niagara Seller Subordinated Note.

ff. “Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders, or any of them, under the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01 of the Ableco Financing Agreement. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in any Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

gg. “Pro Rata Share” means:

hh. (a) with respect to a Lender’s obligation to make the Term Loan A and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan A Commitment, by (ii) the Total Term Loan A Commitment, provided that if the Total Term Loan A Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan A and the denominator shall be the aggregate unpaid principal amount of the Term Loan A,

ii. (b) with respect to a Lender’s obligation to make the Term Loan B and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan B Commitment, by (ii) the Total Term Loan B Commitment, provided that if the Total Term Loan B Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan B and the denominator shall be the aggregate unpaid principal amount of the Term Loan B, and

jj. (c) with respect to a Lender’s obligation to make the Term Loan C and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan C Commitment, by (ii) the Total Term Loan C Commitment, provided that if the Total Term Loan C Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan C and the denominator shall be the aggregate unpaid principal amount of the Term Loan C, and

kk. (d) with respect to all other matters (including the indemnification obligations arising under Section 10.05 of the Ableco Financing Agreement (“Agents — Indemnification”)) regarding a Lender, the percentage obtained by dividing (i) the sum of the unpaid principal amount of such Lender’s portion of the Term Loan A, the unpaid principal amount of such Lender’s portion of the Term Loan B and the unpaid principal amount of such Lender’s portion of the Term Loan C, by (ii) the sum of the aggregate unpaid principal amount of the Term Loans.

ll. “Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

mm. “Required Lenders” means Lenders whose Pro Rata Shares (calculated under clause (d) of the definition thereof) aggregate more than 50%.

nn. “Security Agreement” means a Security Agreement, in form and substance reasonably satisfactory to Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.

oo. “Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i)the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person; provided, however, that on and prior to the Effective Date and prior to the consummation of the Annaco Acquisition, all references herein or in any other Loan Document to the Borrower and its Subsidiaries shall be determined as if the assets of Annaco have been acquired pursuant to the Annaco Acquisition; provided further, however, that on the date on which Totalcat Acquisition is to be consummated, but immediately prior to the consummation thereof, all references herein or in any other Loan Document to the Borrower and its Subsidiaries shall be determined as if the Capital Stock of Totalcat has been acquired pursuant to the Totalcat Acquisition; provided further, however, that so long as Beacon is not a Guarantor under the Ableco Financing Agreement, it shall not be deemed to be a Subsidiary of the Borrower for any purpose under the Ableco Financing Agreement.

pp. “Term Loan A” has the meaning specified therefor in Section 2.01(a)(i).1

qq. “Term Loan A Commitment” means, with respect to each Lender, the commitment of such Lender to make its portion of the Term Loan A to the Borrower in the amount set forth in Schedule C-1 of the Ableco Financing Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of the Ableco Financing Agreement.

rr. “Term Loan A Funds Flow Agreement” means that certain Term Loan A Funds Flow Agreement, dated as of the Effective Date, by and among Administrative Agent, the Lenders and each Loan Party.

ss. “Term Loan B” has the meaning specified therefor in Section 2.01(a)(ii) of the Ableco Financing Agreement.2

tt. “Term Loan B Funding Date” means the date on which all of the conditions precedent set forth in Section 5.02 of the Ableco Financing Agreement are first satisfied or waived and the borrowing of the Term Loan B shall have occurred.

uu. “Term Loan B Funds Flow Agreement” means that certain Term Loan B Funds Flow Agreement, dated of the Term Loan B Funding Date, by and among Administrative Agent, the Lenders and each Loan Party.

vv. “Term Loan C” has the meaning specified therefor in Section 2.01(a)(iii).3

ww. “Term Loan C Funding Date” has the meaning specified in the Second Amendment to the Ableco Financing Agreement.

xx. “Total Term Loan A Commitment” means the sum of the amounts of the Lenders’ Term Loan A Commitments, which amount is $32,000,000 as of the Effective Date.

yy. “Total Term Loan B Commitment” means the sum of the amounts of the Lenders’ Term Loan B Commitments, which amount is $18,000,000 as of the Term Loan B Funding Date.

zz. “Total Term Loan C Commitment” means the sum of the amounts of the Lenders’ Term Loan C Commitments, which amount is $17,150,000 as of the Term Loan C Funding Date.

aaa. “Totalcat” means Totalcat Group, Inc., a Delaware corporation.

bbb. “Totalcat Acquisition” means the acquisition by the Borrower of 82.5% of the issued and outstanding Capital Stock of Totalcat, together with an option to purchase the remaining Capital Stock of Totalcat, all in accordance with the terms of the Totalcat Acquisition Agreement.

ccc. “Totalcat Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of June 25, 2007, by and among each of the stockholders of Totalcat signatory thereto and the Borrower.

ddd. “TTM EBITDA” means, as of any date of determination and with respect to a Person, the Consolidated EBITDA of such Person and its Subsidiaries for the period of 12 consecutive months most recently ended.

1 Each Term Loan A Lender severally agrees to make a term loan (collectively, the “Term Loan A”) to the Borrower on the Effective Date, in an aggregate principal amount equal to the amount of such Lender’s Term Loan A Commitment.
2 During the Term Loan B Funding Period, each Term Loan B Lender severally agrees to make a term loan (collectively, the “Term Loan B”) to the Borrower on the Term Loan B Funding Date, in an aggregate principal amount equal to the amount of such Lender’s Term Loan Commitment.
3 Each Term Loan C Lender severally agrees to make a term loan (collectively, the “Term Loan C”) to the Borrower on the Term Loan C Funding Date, in an aggregate principal amount equal to the amount of such Lender’s Term Loan C Commitment.

EXHIBIT I

METALICO, INC.
CONVERSION NOTICE

Reference is made to the Senior Convertible Note (the “Note”) issued to the undersigned by Metalico, Inc. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the amount of Principal (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.001 per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion:

Aggregate amount of Principal to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:

(if electronic book entry transfer)

Transaction Code Number:

(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Corporate Stock Transfer, Inc. to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated May 1, 2008 from the Company and acknowledged and agreed to by Corporate Stock Transfer, Inc.

Metalico, Inc.

By:
Name:

Title:

METALICO, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David J. DelBianco and Katherine B. Mikel, and each of them, proxies with full power of substitution, to vote all shares of Stock of Metalico, Inc. (the “Company”) held of record by the undersigned on May 8, 2008, the record date with respect to this solicitation, at the Annual Meeting of Stockholders of the Company to be held at the Hilton Newark Airport Hotel, Newark, New Jersey, beginning at 9:30 a.m., local time on Tuesday, June 24, 2008, and at any adjournment thereof, upon the following matters:

PLEASE SIGN AND DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE
OR VOTE OVER THE INTERNET AT VOTE.CORPORATESTOCK.COM.

1.	Board of Directors recommends a vote FOR Proposal No. 1.

ELECTION OF DIRECTORS	☐ FOR the nominees listed below	☐ WITHHOLD AUTHORITY to vote for all nominees

Nominees:	Carlos E. Agüero	Earl C. Cornette	Walter H. Barandiaran
	Michael J. Drury	Bret R. Maxwell	Paul A. Garrett

Terms expiring at the 2009 Annual Meeting

(Authority to vote for any nominee named above may be withheld by lining through that nominee’s name.)

2.	Board of Directors recommends a vote FOR Proposal No. 2.

APPROVAL OF AMENDMENT AND RESTATEMENT OF CERTIFICATE OF INCORPORATION	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Board of Directors recommends a vote FOR Proposal No. 3.

RATIFY SELECTION OF AUDITOR	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Board of Directors recommends a vote FOR Proposal No. 4.

APPROVAL OF ISSUANCE OF SHARES OF COMMON STOCK IN CERTAIN EVENTS UNDER SENIOR UNSECURED CONVERTIBLE NOTES	☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Other Matters

In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting and at any adjournment thereof.

☐     MARK HERE FOR CHANGE OF ADDRESS AND NOTE BELOW

☐     MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted for Proposal No. 1, Proposal No. 2, Proposal No. 3 and Proposal No. 4 above, and as said proxies deem advisable on such other matters as may properly come before the Annual Meeting or at any adjournments thereof. If any nominee listed in Proposal No. 1 declines or is unable to serve as a director, then the persons named as proxies shall have full discretion to vote for any other person designated by the Board of Directors.

Dated:  , 2008

Signature

Signature

(Your signature(s) should conform to your name(s) as printed hereon. Co-owners should all sign.).